Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

dated as of

July 4, 2021

by and among

ALION HOLDINGS LLC,

ALION HOLDING CORP.

and

HUNTINGTON INGALLS INDUSTRIES, INC.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Exhibits

Exhibit A	Accounting Principles

-i-

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of July 4, 2021 by and among Alion Holdings LLC, a Delaware limited liability company (“Seller”), Alion Holding Corp., a Delaware corporation (the “Company”), and Huntington Ingalls Industries, Inc., a Delaware corporation (“Buyer”). Each of Seller, the Company, and Buyer is sometimes referred to herein as a “Party” and, collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, Seller is the record and beneficial owner of one share of common stock, par value $0.01 per share, of the Company (the “Common Share”), which constitutes 100% of the issued and outstanding shares of common stock of the Company; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Common Share, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms will have the respective meanings set forth below.

“401(k) Plan” has the meaning set forth in Section 6.08(e).

“Accounting Principles” means the accounting principles, policies, practices and methods set forth in Exhibit A.

“Acquisition Engagement” has the meaning set forth in Section 9.19(a).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such first Person. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Contract” has the meaning set forth in Section 3.20.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Corruption Laws” means any applicable Law relating to bribery or corruption of any jurisdiction in which the Company performs business, including the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, and applicable legislation enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials.

“Antitrust Division” means the Antitrust Division of the Department of Justice of the United States.

“Antitrust Laws” means any of the HSR Act, the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, Orders, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate mergers and acquisitions and/or actions having the purpose or effect of lessening competition, monopolization or restraining trade.

“Balance Sheet Date” has the meaning set forth in Section 3.05.

“Base Purchase Price” has the meaning set forth in Section 2.02.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Buyer” has the meaning set forth in Preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(c).

“Buyer Disclosure Letter” means the disclosure letter delivered by Buyer to Seller concurrently with the execution and delivery of this Agreement.

“Buyer Fundamental Representations” means those representations and warranties set forth in Section 5.01, Section 5.02 and Section 5.07.

“Buyer Material Adverse Effect” means any Effect that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement; or (b) that has prevented or materially impeded, interfered with, hindered or delayed, or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay, the consummation by Buyer of the Contemplated Transactions.

“Buyer Releasee” has the meaning set forth in Section 9.20(b).

“Buyer Releasor” has the meaning set forth in Section 9.20(a).

“Calculation Time” means 11:59 p.m., local time in New York, New York, on the day immediately prior to the Closing Date.

“Cash” means, as of a given time, (a) all cash, cash equivalents and marketable securities held by the Company and its Subsidiaries, including all security, rent or other similar deposits at such time and any interest accrued thereon; minus (b) all issued but uncleared checks, wire transfers and drafts written or issued by the Company or any of its Subsidiaries at such time; plus (c) all uncleared checks, wire transfers and drafts deposited or pending deposit for the account of the Company or any of its Subsidiaries at such time, in each case, calculated in accordance with the Accounting Principles.

“Certification” means a written document delivered under any Transaction Document by any officer or other representative of any Party, attesting to the existence or non-existence of any fact or circumstance or otherwise providing a certification to any other Party, it being understood that such certification shall be deemed to have been delivered only in such officer’s or representative’s capacity as an officer or a representative of such Party (and not in any other capacity) and shall not entitle any other Party to assert a claim against such officer or representative in any other capacity.

“Closing” has the meaning set forth in Section 2.03.

“Closing Cash” means (a) Cash held by the Company and its Subsidiaries as of the Calculation Time minus (b) any Cash of the Company and its Subsidiaries distributed to Seller or any of its Affiliates (by way of dividend or otherwise) after the Calculation Time and prior to the Closing.

“Closing Date” has the meaning set forth in Section 2.03.

“Closing Indebtedness” means the sum of (a) the aggregate Indebtedness of the Company and its Subsidiaries as of immediately prior to the Calculation Time and (b) the Pre-Closing Tax Amount.

“Closing Net Working Capital” means Net Working Capital as of the Calculation Time.

“Closing Net Working Capital Adjustment Amount” means, as applicable, (a) if Closing Net Working Capital exceeds the Net Working Capital Upper Target, the amount of such excess (expressed as a positive number); (b) if the Net Working Capital Lower Target exceeds Closing Net Working Capital, the amount of such excess (expressed as a negative number); or (c) if Closing Net Working Capital is less than or equal to the Net Working Capital Upper Target and greater than or equal to the Net Working Capital Lower Target, an amount equal to $0; provided that in no event will the Closing Net Working Capital Adjustment Amount exceed $15,000,000.

“Closing Statement” has the meaning set forth in Section 2.06(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Common Share” has the meaning set forth in the Recitals.

“Common Stock” has the meaning set forth in Section 3.04(a).

“Company” has the meaning set forth in the Preamble.

“Company Closing Certificate” has the meaning set forth in Section 7.02(c).

“Company Credit Agreement” means that certain First Lien Credit Agreement, dated as of August 19, 2015 (as amended by that certain Amendment No. 1 and Waiver, dated as of October 23, 2017, that certain Amendment No. 2, dated as of August 22, 2018, that certain Amendment No. 3 and Consent and Waiver, dated as of July 30, 2019, that certain Amendment No. 4, dated as of July 23, 2020, that certain Amendment No. 5, dated as of February 1, 2021 and as may be further amended, restated, supplemented or otherwise modified from time to time), by and among the Company, Alion Science and Technology Corporation, the lenders party thereto, and UBS AG, Stamford Branch, as administrative agent.

“Company Fundamental Representations” means those representations and warranties set forth in Section 3.01, Section 3.02, Section 3.04(a), the first sentence of Section 3.04(b) and Section 3.19.

“Company Lease Party” has the meaning set forth in Section 3.08(b).

“Company Material Adverse Effect” means any effect, event, development, change, condition, occurrence, circumstance or state of facts (each, an “Effect”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the ability of the Company to perform its obligations under this Agreement or that would prevent, materially impede, interfere with, hinder or delay the consummation by the Company of the Contemplated Transactions; or (b) the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any Effect to the extent arising out of or resulting from (i) general economic, regulatory or political conditions or conditions in the financial, credit or securities markets (including changes in interest or currency exchange rates); (ii) any acts of God, natural or man-made disasters, terrorism, hostilities, sabotage, war or any escalation or worsening of acts of terrorism, hostilities or war; (iii) any epidemic, pandemic or disease outbreak (including COVID-19) or worsening thereof; (iv) any Effect in any of the industries or markets in which the Company or any of its Subsidiaries operates, including cyclical fluctuations and trends; (v) any enactment of, change in, or change in interpretation of, applicable Law or in GAAP or applicable accounting standards; (vi) the announcement, pendency or performance of the Contemplated Transactions, including by reason of the identity of Buyer or any communication by Buyer regarding the plans or intentions of Buyer with respect to the conduct of the business of the Company or any of its Subsidiaries; (vii) any action required by the express terms of this Agreement or taken with the prior written consent or at the express written direction of Buyer; (viii) any failure of a Government Bid to result in a Government Contract, any protest initiated by any third party with respect to any Government Bid or Government Contract, any failure of any protest initiated by the Company or any Subsidiary of the Company relating to a Government Bid or Government Contract, any failure of a Governmental Authority to fund all or any portion of any Government Contract (it being understood that the facts or occurrences giving rise or contributing to such failure, to the extent not otherwise excluded by another clause of this definition, may be taken into account in determining whether there has been a Company Material Adverse Effect); or (ix) any failure by the Company or any of its Subsidiaries to meet any projections, estimates or forecasts (financial, operational or otherwise) for any period, or any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such failure, to the extent not otherwise excluded by another clause of this definition, may be taken into account in determining whether there has been a Company Material Adverse Effect); provided, that, in the case of the foregoing clauses (i), (ii), (iii), (iv) or (v), such matters may constitute, and may be taken into account in determining the occurrence of, a Company Material Adverse Effect to the extent that any such matters disproportionately adversely impact the Company and its Subsidiaries, taken as a whole, relative to other participants that operate or participate in the industries in which the Company and its Subsidiaries operate or participate (in which case only such incremental disproportionate impact may be taken into account in determining whether there has been, is continuing, or would reasonably be expected to be, a Company Material Adverse Effect).

“Company Privacy & Security Policies” means the written policies governing the Company’s data privacy and security controls and systems implementing those controls, including any public privacy notices.

“Company Software Product” means any Software owned by the Company and its Subsidiaries, including any Software sold, licensed, or distributed to customers of the Company or its Subsidiaries in the conduct of the business of the Company.

“Company Transaction Expenses” means, except as otherwise set forth in this Agreement and to the extent not paid prior to the Calculation Time, the aggregate amount of all (a) out-of-pocket fees and expenses (whether or not yet invoiced), incurred by, or on behalf of, or to be paid by, Seller, the Company, or any Subsidiary of the Company in connection with the sale process for the Company or otherwise relating to the negotiation, preparation or execution of this Agreement, the Transaction Documents or any other documents or agreements contemplated hereby or the performance or consummation of the Contemplated Transactions or otherwise in connection with Seller’s exploration of strategic alternatives or sales processes undertaken by Seller, in each case, to the extent unpaid and payable by, or on behalf of, or to be paid by Seller, the Company, or any Subsidiary of the Company, as of the Closing, including fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors, experts and other service providers; and (b) all liabilities of the Company and its Subsidiaries for payment of any transaction bonuses or similar change of control bonuses that will be triggered solely by the consummation of the Contemplated Transactions, plus the employer portion of any employment, payroll, social security or similar Taxes thereon; provided, however, that in no event shall “Company Transaction Expenses” include any fees or expenses (i) relating to Buyer’s or any of its Affiliates’ financing (including obtaining any consent or waiver relating thereto); (ii) incurred by, or on behalf of, Buyer or any of its Affiliates (including any such costs incurred at the Closing) in connection with the performance by Buyer or any of its Affiliates of the Contemplated Transactions; or (iii) specified in this Agreement to be incurred at the expense of Buyer or any of its Affiliates.

“Competing Transaction” has the meaning set forth in Section 6.13.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 13, 2020 by and between Huntington Ingalls Industries, Inc. and Alion Holding Corp., including any joinders thereto, and as amended, supplemented or otherwise modified from time to time, including extensions thereof.

“Contemplated Transactions” means the transactions contemplated by the Transaction Documents.

“Continuing Employees” has the meaning set forth in Section 6.08(a).

“Contract” means any agreement, contract, lease, instrument, understanding, arrangement, note, bond, mortgage, deed of trust, indenture, license, commitment, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (b) which together with the Company is treated as a single employer under Section 414 of the Code.

“Covered Person” has the meaning set forth in Section 6.07(a).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means (a) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar applicable Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act, or any other reasonable response to COVID-19 (including any such response undertaken by any similarly situated industry participants); (b) the reversal or discontinuation of any of the foregoing; (c) any reasonable actions taken (or not taken) in good faith by Seller and the Company or any of its Subsidiaries pursuant to or in response to any of the foregoing.

“Covington” means Covington & Burling LLP.

“CSA” has the meaning set forth in Section 3.22.

“Current Balance Sheet” has the meaning set forth in Section 3.05(a).

“Current Government Contract” means any Government Contract for which the period of performance has not been completed or which is still subject to audit.

“DCSA” means the Defense Counterintelligence and Security Agency of the United States Department of Defense, or any successor thereto.

“Debt Commitment Letter” has the meaning set forth in Section 5.06(a), as such document may be amended, restated, supplemented, waived or otherwise modified or replaced or substituted in accordance with Section 6.14(a).

“Debt Financing” has the meaning set forth in Section 5.06(a), including, for the avoidance of doubt, the financing contemplated by the Debt Commitment Letter, as permitted to be amended, restated, supplemented, waived or otherwise modified or replaced or substituted in accordance with Section 6.14(a).

“Debt Financing Related Parties” means the Financing Sources, their respective Affiliates and their and their respective Affiliates’ respective directors, officers, employees, agents, advisors and other representatives, and their successors and permitted assigns.

“Debt Securities” has the meaning set forth in Section 6.14(c).

“Definitive Financing Agreements” has the meaning set forth in Section 6.14(a).

“Directed Purchase Price” means (a) the Estimated Purchase Price; minus (b) the Escrow Amount.

“Disagreement Deadline” has the meaning set forth in Section 2.06(b).

“Disclosure Letter” means the disclosure letter delivered by Seller and the Company to Buyer concurrently with the execution and delivery of this Agreement.

“DSS” has the meaning set forth in Section 3.22.

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Employee Benefit Plan” means each (a) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA); (b) severance pay, salary continuation, bonus, incentive, equity, phantom equity, retirement, pension, profit sharing or deferred compensation plan, Contract, program or fund of any kind; and (c) other employee benefit plan, Contract, program, or fund (i) that is sponsored or maintained by the Company or any of its Subsidiaries; (ii) with respect to which the Company or any of its Subsidiaries is required to make contributions or has any liability; or (iii) that provides benefits or compensation to any present or former employees, directors, officers, shareholders, consultants or independent contractors of the Company or any of its Subsidiaries.

“Enforceability Exceptions” has the meaning set forth in Section 3.02.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment or, to the extent related to exposure to Hazardous Substances, human health or safety, including the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock of such corporation; (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership interests, limited liability company interests or membership interests with respect thereto; and (c) with respect to any other type of Person, any other participation in, other equity security of, or other ownership or profit interest in, such Person, whether voting or non-voting and whether or not such ownership, participation or interest is authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor Law, and the regulations promulgated thereunder.

“Escrow Account” has the meaning set forth in Section 2.05(a)(i)(B).

“Escrow Agent” means JPMorgan Chase Bank, N.A., a national banking institution incorporated under the laws of the United States.

“Escrow Agreement” has the meaning set forth in Section 2.05(a)(i)(B).

“Escrow Amount” means the amount equal to $15,000,000.

“Escrow Funds” means the amounts held in the Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof, less distributions thereof in accordance with this Agreement and the Escrow Agreement.

“Estimated Closing Cash” has the meaning set forth in Section 2.04(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.04(a).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.04(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.04(a).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 2.04(a).

“Estimated Net Working Capital Adjustment Amount” means, as applicable, (a) if Estimated Closing Net Working Capital exceeds the Net Working Capital Upper Target, the amount of such excess (expressed as a positive number); (b) if the Net Working Capital Lower Target exceeds Estimated Net Working Capital, the amount of such excess (expressed as a negative number); or (c) if Estimated Closing Net Working Capital is less than or equal to the Net Working Capital Upper Target and greater than or equal to the Net Working Capital Lower Target, an amount equal to $0.

“Estimated Purchase Price” means an amount equal to (a) the Base Purchase Price; plus (b) Estimated Closing Cash; plus (c) the Estimated Closing Net Working Capital Adjustment Amount; minus (d) the Estimated Closing Indebtedness; minus (e) Estimated Company Transaction Expenses.

“Evaluation Material” has the meaning set forth in the Confidentiality Agreement.

“Export and Import Laws” means all applicable Laws relating to export, reexport, transfer and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by United States Customs and Border Protection and the anti-boycott Laws administered by the United States Department of Commerce and the United States Department of the Treasury’s Internal Revenue Service.

“Extended Termination Date” has the meaning set forth in Section 8.01(b)(i).

“Final Purchase Price” means an amount equal to (a) the Base Purchase Price; plus (b) Closing Cash; plus (c) the Closing Net Working Capital Adjustment Amount; minus (d) the Closing Indebtedness; minus (e) the Company Transaction Expenses, in the case of each of the foregoing clauses (b) through (e), as finally determined pursuant to Section 2.06.

“Financial Statements” has the meaning set forth in Section 3.05(a).

“Financing Sources” the lenders, arrangers and bookrunners party from time to time to the Debt Commitment Letter or any commitment letter relating to the Alternative Financing, as such Person may be replaced pursuant to any amendment, restatement, supplement or other modification or replacement or substitution of the Debt Commitment Letter, as permitted in accordance with Section 6.14(a), or any Alternative Financing obtained pursuant to Section 6.14(a), and shall also include any other Persons (other than Buyer or their respective Affiliates) that are acting as arrangers, bookrunners, bookrunning managers, underwriters, placement agents, initial purchasers or in a similar capacity with respect to any Debt Securities, or that have committed or commit to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or other financings in connection with the Contemplated Transactions.

“Fraud” means, with respect to any Person, the making of a statement of fact in the express representations and warranties set forth in this Agreement, any other Transaction Document or in any schedule, exhibit or certificate delivered pursuant hereto or thereto with the intent to deceive another Person and requires (a) a false representation of material fact; (b) with knowledge that such representation is false; (c) with an intention to induce the Person to whom such representation is made to act or refrain from acting in reliance upon it; (d) causing such Person, in reasonable reliance upon such false representation, to take or refrain from taking action; and (e) causing such Person to suffer damage by reason of such reliance. For the avoidance of doubt, the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence or recklessness.

“FTC” means the Federal Trade Commission of the United States or any successor agency.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Government Bid” means any pending bid, quotation, proposal or offer, solicited or unsolicited, made in writing by the Company or any of its Subsidiaries that, if accepted by the offeree, would result in a Government Contract, including each such proposal or offer that has been accepted by the offeree but has not resulted in a Government Contract prior to the Closing Date; provided, however, Government Bid does not include any proposal or offer made by the Company or any of its Subsidiaries that has been accepted and has resulted in a Government Contract prior to the Closing Date.

“Government Contract” means any Contract, including a subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter Contract, purchase order, task order, delivery order or other similar written arrangement of any kind, of the Company or any of its Subsidiaries on the one hand, and (a) any Governmental Authority; (b) any prime contractor of any Governmental Authority in its capacity as a prime contractor to any Governmental Authority; or (c) any higher-tier subcontractor with respect to any Contract of a type described in the foregoing clauses (a) or (b), in each case, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract for purposes of this definition but shall be part of the Government Contract to which it relates.

“Governmental Authority” means any multinational, national and, whether foreign or domestic, any federal, state, local or government, governmental or quasi-governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, or court or tribunal.

“Hazardous Substances” means any hazardous or toxic material, substance or waste regulated under Environmental Laws, including regulated petroleum, or petroleum-derived products, radioactive materials, asbestos in any form, lead or lead-containing materials, per- or polyfluoroalkyl substances (PFAS), or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor Law, and the regulations and rules issued pursuant thereto.

“Indebtedness” means, without duplication, (a) all liabilities of the Company and its Subsidiaries (i) for borrowed money (including the current portion thereof); (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, in each case to the extent drawn or called; (iii) evidenced by a bond, note, debenture or similar instrument; (iv) for the payment of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with GAAP and Section 842 of the Accounting Standards Codification; (v) for all or any part of the deferred purchase price of property or services (other than trade payables), including any “earnout” or similar payments; (vi) under interest rate swap, hedging or similar derivative agreements, to the extent payable if terminated at Closing and, in each case, calculated net of related assets; (vii) for accrued interest, prepayment premiums, make-whole premiums or penalties and fees or expenses associated with the prepayment of any Indebtedness; (viii) for bank account overdrafts; (ix) for any and all amounts owed by the Company or any of its Subsidiaries to Seller or any of its Affiliates (other than the Company and its Subsidiaries) (other than any such amounts owed under Contracts entered into in the Ordinary Course of Business at arms’ length and on market terms) (x) for unfunded pension liabilities; and (xi) for unpaid management and similar fees owing to Seller, Veritas Capital Fund Management, L.L.C. or any of its or their Affiliates and (b) all liabilities, obligations or commitments of the type referred to in clause (a) of the Company and its Subsidiaries the payment of which such Person is responsible or liable, directly or indirectly, as obligator, guarantor or surety, in the case of each of clauses (a) and (b), in each case, calculated in accordance with the Accounting Principles.

“Independent Firm” has the meaning set forth in Section 2.06(d).

“Insurance Policies” has the meaning set forth in Section 3.14.

“Intellectual Property” means any of the following: (a) patents and patent applications; (b) trademarks, service marks, trade dress, logos and registrations and applications for registration thereof, together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and registrations and applications for registration thereof; (d) internet domain names; (e) trade secrets and know-how; (f) Software; and (g) other intellectual or industrial property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing in any jurisdiction throughout the world.

“Interim Financial Statements” has the meaning set forth in Section 3.05(a).

“Interim Period” has the meaning set forth in Section 6.01(a).

“IRS” means the Internal Revenue Service, and, to the extent relevant, the Department of the Treasury.

“IT Systems” means all material information systems of the Company and its Subsidiaries, including material electronic data processing, information, recordkeeping, communications, telecommunications, account management, inventory management, cloud hosting, cloud services and other computer systems (including all computer programs, software, databases, firmware, hardware, storage and related documentation), including those operated by a Third Party, service provider or outsourced, to the extent used by the Company and its Subsidiaries.

“Knowledge of Buyer” or any similar phrase means the actual knowledge of the Persons identified in Section 1.01(a) of the Buyer Disclosure Letter, in each case, after reasonable inquiry.

“Knowledge of Seller” or any similar phrase means the actual knowledge of the Persons identified in Section 1.01(b) of the Disclosure Letter, in each case, after reasonable inquiry.

“Knowledge of the Company” or any similar phrase means the actual knowledge of the Persons identified in Section 1.01(c) of the Disclosure Letter, in each case, after reasonable inquiry.

“Law” means any multinational, national, federal, state or local constitution, treaty, statute, ordinance, code, rule, administrative guidance or regulation enacted, adopted, promulgated or applied by a Governmental Authority, whether foreign or domestic, and includes any Orders.

“Leased Premises” has the meaning set forth in Section 3.08(b).

“Leases” has the meaning set forth in Section 3.08(b).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, option, right of first refusal, easement, right of way, or other encumbrance of any kind in respect of such property or asset.

“Material Contract” has the meaning set forth in Section 3.13(a).

“Material Customers” has the meaning set forth in Section 3.26(a).

“Material Suppliers” has the meaning set forth in Section 3.26(b).

“Milbank” means Milbank LLP.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” has the meaning set forth in the Accounting Principles.

“Net Working Capital Lower Target” means an amount equal to $30,000,000.

“Net Working Capital Upper Target” means an amount equal to $40,000,000.

“New Plans” has the meaning set forth in Section 6.08(b).

“NISPOM” means the National Industrial Security Operating Manual, codified at 34 C.F.R. 117 and any supplements, amendments or revisions thereto.

“Notice of Disagreement” has the meaning set forth in Section 2.06(b).

“Object Code” means computer software that is substantially or entirely in binary form and that is intended to be directly executable by a computer after suitable processing and linking but without any intervening steps of compilation or assembly.

“Offering Documents” means prospectuses, private placement memoranda, information memoranda and packages and lender and investor presentations, in connection with the Debt Securities or any Alternative Financing.

“Open Source License” means any license, right or covenant to use, modify, perform or otherwise exploit Software that is distributed as “free software,” “open source software” or under similar licensing or distribution terms, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license. For the avoidance of doubt, Open Source Licenses include copyleft licenses.

“Open Source Software” means any Software that is licensed or distributed under an Open Source License.

“Order” means any award, consent decree, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency or other Governmental Authority.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person, consistent with such Person’s past practice. Unless otherwise expressly indicated, the term “Ordinary Course of Business”, when used in this Agreement, refers to the Ordinary Course of Business of the Company and its Subsidiaries, except as such conduct of business has been modified prior to the date hereof by such Person’s responses taken in good faith to the occurrence, continuation or worsening of COVID-19 or otherwise by such Person’s compliance prior to the date hereof with any COVID-19 Measures.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the limited liability company operating agreement and the certificate of formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment or supplement to any of the foregoing.

“Other Available Funds” has the meaning set forth in Section 5.06.

“Overpayment Amount” means the amount, if any, by which the Estimated Purchase Price exceeds the Final Purchase Price; provided, however, that if, but for this proviso, the Overpayment Amount would exceed the amount of Remaining Escrow Funds, the Overpayment Amount shall equal the amount of Remaining Escrow Funds.

“Owned Intellectual Property” means all Intellectual Property owned by, or purported to be owned by, the Company or its Subsidiaries.

“Party” and “Parties” have the meaning set forth in the Preamble.

“Payoff Letter” means, with respect to the Company Credit Agreement, a customary payoff letter executed by the lenders or other creditors thereunder (or their duly authorized agent or representative), which states the aggregate amount of outstanding obligations of the Company and its Subsidiaries under the Company Credit Agreement as of the date specified in such letter (together with a customary per diem for payment following such date) and the instructions for payment of the same to discharge such obligations, which letter shall also state that, upon receipt of payment of such amount (together with the per diem, to the extent applicable) in cash in immediately available funds, (a) all obligations and liabilities of the Company and its Subsidiaries under the Company Credit Agreement (other than those liabilities that expressly survive the termination thereof), shall be satisfied and all guarantees provided by, and all other agreements of, the Company and its Subsidiaries under the Company Credit Agreement shall be terminated (to the extent applicable, other than any issued and outstanding letters of credit thereunder for which alternative arrangements may have been agreed) and (b) all Liens on the Equity Interests and assets of the Company and its Subsidiaries created in connection with the Company Credit Agreement (to the extent applicable, other than any cash collateral or other arrangements to backstop any letters of credit issued and outstanding thereunder that are not terminated at Closing) shall be released, and the Company and its Subsidiaries or Seller or any of its Affiliates are authorized to file such documents and instruments as are necessary to evidence such release.

“Permits” means all licenses, permits, exemptions, consents, authorizations, approvals, waivers, certificates and other authorizations issued, granted, given or otherwise made available by or under the authority of any Governmental Authority that are required under any applicable Law in connection with the current conduct of the business of the Company and its Subsidiaries.

“Permitted Liens” means (a) Liens for Taxes and other governmental charges not yet delinquent or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP; (b) mechanic’s, workmen’s, repairmen’s, materialmen’s, warehousemen’s, carrier’s and other similar statutory Liens arising or incurred in the Ordinary Course of Business not yet due and payable or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (c) zoning, entitlement, building and other land use regulations imposed by or on behalf of any Governmental Authority having jurisdiction over any real property that are of record and are not violated by the current use or occupancy of such Leased Premises or the current or continued operation of the business of the Company and its Subsidiaries thereon; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, or old age pension programs mandated under applicable Law or other social security programs; (e) Liens on goods in transit incurred pursuant to documentary letters of credit or otherwise securing payments under lease agreements; (f) restrictions on the transfer of securities arising under applicable securities Laws; (g) covenants, conditions, restrictions, easements other similar matters of record affecting title to the Leased Premises that would not, individually or in the aggregate, reasonably be expected to materially interfere with any current or continued use of such Leased Premises in the current or continued operation of the Company and its Subsidiaries’ business; (h) non-exclusive licenses of Intellectual Property granted to third parties in the Ordinary Course of Business; and (i) to the extent terminated in connection with the payment of Indebtedness at the Closing pursuant to the terms hereof, the Liens listed in Section 1.01(d) of the Disclosure Letter.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

“Personal Information” means (a) any information relating to an identified or identifiable natural person; and (b) any other information that may be subject to applicable Laws relating to privacy or data protection. For the purposes of this definition, an identifiable natural person is a natural person who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

“Post-Closing Adjustment Item” has the meaning set forth in Section 2.06(a).

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date and the pre-Closing period of any Straddle Period.

“Pre-Closing Tax Amount” means an amount (which shall not be less than zero) equal to the excess of (a) the sum of (i) any unpaid Taxes of the Company or any of its Subsidiaries (whether or not such Taxes are due and payable as of the Closing Date) with respect to any Pre-Closing Tax Period, (ii) unpaid Taxes which were deferred under the CARES Act or IRS Notice 2020-65, IRS Notice 2021-11, or any corresponding or similar provision of applicable Law, and (iii) any Taxes of the Company or any of its Subsidiaries under Section 951 or 951A of the Code for its taxable year (or portion thereof) ended on the Closing Date assuming that the taxable year of each Subsidiary of the Company that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code ended as of the Closing Date (collectively, (i)-(iii) “Unpaid Taxes”) over (b) any Tax refunds, prepaid Taxes or overpayments of Taxes of the Company or any of its Subsidiaries existing as of the Closing Date with respect to any Pre-Closing Tax Period. The Pre-Closing Tax Amount shall be calculated, without duplication, (A) in accordance with the Company’s past practices for filing Tax Returns with respect to such Taxes, unless otherwise required by applicable Law, (B) by disregarding any transactions entered into by the Company or any of its Affiliates outside of the Ordinary Course of Business on the Closing Date after the Closing and by disregarding any election made by Buyer pursuant to Section 338 of the Code in connection with the Closing, (C) in accordance with the principles set forth in Section 6.11(c), (D) taking into account any Transaction Tax Deductions or net operating losses and business interest expense carryforwards pursuant to Section 163(j)(2) of the Company and its Subsidiaries existing as of the Closing Date to the extent such amounts are deductible in a Pre-Closing Tax Period under applicable Law and will actually reduce the amount of Unpaid Taxes (taking into account any limitations imposed under applicable Law, including under Code sections 382 and 280G), and (E) taking into account any estimated Tax payments made to an applicable Governmental Authority prior to the Closing.

“Privacy Requirements” means, collectively, all of the following to the extent relating to confidential or sensitive information, Personal Information, or other protected information relating to privacy, security, or security breach notification requirements and applicable to the business of the Company and its Subsidiaries: (a) Company Privacy & Security Policies; (b) all applicable Laws, including the Federal Information Security Modernization Act (FISMA), as amended, and all industry standards applicable to the Company’s and its Subsidiaries’ industry (including, to the extent applicable, the Payment Card Industry Data Security Standard (PCI DSS) and the Cybersecurity Maturity Model Certification (CMMC)); and (c) any consents and authorizations from data subjects pursuant to which Personal Information was disclosed to the Company or its Subsidiaries of which the Company has Knowledge.

“Proceeding” means any action, arbitration, audit, charge, claim, inquiry, investigation, suit, summons or other proceeding (whether civil, criminal or administrative) commenced, brought, conducted or heard, by or before any Governmental Authority or arbitrator.

“Processing” means any operation or set of operations that is performed on Personal Information or on sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Purchase Price” has the meaning set forth in Section 2.02.

“R&W Policy” has the meaning set forth in Section 9.05(a).

“Related Party” means, with respect to a Person, such Person and any of its former, current and future Affiliates, and each of their respective former, current and future direct or indirect directors, officers, “principals”, general or limited partners, employees, stockholders, other equityholders, members, managers, agents, successors, assignees, Affiliates, controlling Persons or Representatives.

“Remaining Disputed Items” has the meaning set forth in Section 2.06(d).

“Remaining Escrow Funds” means, as of the applicable time of determination, the amount of remaining Escrow Funds in the Escrow Account as of such time.

“Representatives” means, with respect to a particular Person, any Affiliate thereof, and such Person’s and such Person’s Affiliates’ respective controlling shareholders, general partners, managing members, directors, officers, employees, agents, consultants, advisors, agents and other representatives, including legal counsel, accountants and financial advisors.

“Required Information” means solely the financial statements of the Company required to be delivered pursuant to the first sentence of paragraph (ii) of Exhibit B to the Debt Commitment Letter (as in effect on the date hereof).

“Resolution Period” has the meaning set forth in Section 2.06(d).

“Sanctions Laws” means all applicable Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the United States Department of the Treasury or the United States Department of State), the United Nations Security Council, the European Union, any European Union member state, and Her Majesty’s Treasury.

“Securities Act” means the Securities Act of 1933, as amended, or any successor Law, and the regulations and rules issued pursuant to that statute or any successor Law.

“Security Incident” means (a) a material breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, exfiltration or access to Personal Information transmitted, stored or otherwise Processed; (b) any occurrence that results in the material unavailability, interruption, corruption, or malfunction of data transmitted, stored or otherwise Processed on IT Systems; or (c) any other occurrence that materially impairs the confidentiality, integrity or availability of any of the IT Systems or any of the information that the IT Systems process, store or transmit.

“Seller” has the meaning set forth in the Preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(c)(ii).

“Seller Fundamental Representations” means those representations and warranties set forth in Section 4.01, Section 4.02, Section 4.05 and Section 4.06.

“Seller Material Adverse Effect” means any Effect that, individually or in the aggregate has had, or would reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement, or that has prevented or materially impeded, interfered with, hindered or delayed, or would reasonably be expected to prevent, materially impede, interfere with, hinder or delay the consummation by Seller of the Contemplated Transactions.

“Seller Parties” has the meaning set forth in Section 9.21.

“Seller Releasee” has the meaning set forth in Section 9.20(a).

“Software” means all computer software in Source Code or Object Code format and related documentation.

“Solvent” means, when used with respect to any Person, that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person shall, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors; and (ii) the amount that shall be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) such Person shall not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and (c) such Person shall be able to pay its liabilities, including contingent and other liabilities, as they mature. For the purpose of the immediately preceding sentence, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person shall be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Source Code” means computer software that may be displayed or printed in human-readable form, including all related programmer comments, annotations, flowcharts, diagrams, help text, data and data structures, instructions, procedural, object-oriented or other human-readable code, and that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.

“Straddle Period” means any Tax period that begins on or before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which (a) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions; or (b) 50% or more of the Equity Interests are at the time directly or indirectly owned by such Person.

“Tax Returns” means any return, report, form, information return, election or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority relating to any Tax.

“Taxes” means any and all taxes (whether federal, state, local or foreign), including net income, gross income, net receipts, gross receipts, profit, severance, property, production, sales, use, license, excise, occupation, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, estimated, or other tax, custom, duty or other similar governmental charge or levy, together with any interest, fine, penalty, addition to tax or additional amount imposed with respect thereto.

“Termination Date” has the meaning set forth in Section 8.01(b)(i).

“Third Party” means any Person other than the Company, any Subsidiary of the Company, Buyer, or Seller or any Affiliate of any of the foregoing.

“Third Party Software” means (a) Open Source Software or (b) any Software for which a Third Party has conveyed to the Company or any of its Subsidiaries a right to use, modify, distribute, reproduce, or otherwise exploit such Software, in each case, where such Software is incorporated in, distributed with, linked with, or a dependency of any Company Software Product.

“Title IV Plan” means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, other than a Multiemployer Plan.

“Transaction Documents” means this Agreement, the Escrow Agreement, and the Debt Commitment Letter.

“Transaction Tax Deductions” means any amounts deductible in a Pre-Closing Tax Period under applicable Law for U.S. federal income Tax purposes by the Company or any of its Subsidiaries resulting from or attributable to the Contemplated Transactions, including, without duplication (a) the Company Transaction Expenses incurred by or on behalf of the Company or any of its Subsidiaries; and (b) the fees, expenses, and interest (including amounts treated as interest for applicable income Tax purposes and any breakage fees or accelerated deferred financing fees) owing by the Company or any of its Subsidiaries with respect to the payment of Indebtedness in accordance with the Payoff Letter. The amount of the Transaction Tax Deductions that are success-based fees shall be computed assuming that an election will be made under Revenue Procedure 2011-29 to deduct 70% of any such Transaction Tax Deductions that are success-based fees (as described in Revenue Procedure 2011-29).

“Transfer Taxes” has the meaning set forth in Section 6.11(a).

“Underpayment Amount” means the amount, if any, by which the Estimated Purchase Price is less than the Final Purchase Price.

“Unpaid Taxes” has the meaning set forth in the definition of Pre-Closing Tax Amount.

“Waived 280G Benefits” has the meaning set forth in Section 6.11(e).

Section 1.02 Other Definitional and Interpretive Provisions. (a) Headings of the Articles and Sections of this Agreement, and the Table of Contents are for convenience of the Parties only, and shall be given no substantive or interpretative effect whatsoever; (b) references herein to (i) any Person include the successors and permitted assigns of that Person; (ii) Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified; (iii) any Contract are to that Contract as amended, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof; (iv) to “$” or dollars shall refer to United States dollars unless otherwise specified; and (v) unless the context otherwise requires, (A) to “Law”, “Laws” or to a particular Law shall be deemed to refer to such Law as amended from time to time, and to the rules and regulations promulgated thereunder; (B) to the word “or” shall not be exclusive; and (C) the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if” (c) the phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to July 4, 2021; (d) the words “hereof”, “herein” and “hereunder” and words of similar import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular; (f) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import; (g)(i) the word “day”, unless otherwise indicated, shall be deemed to refer to a calendar day; (ii) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; and (iii) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; (h) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; and (i) all documents that have been made available to Buyer or its Representatives by Seller or its Representatives for review shall have been uploaded to the electronic data room hosted by Intralinks or otherwise provided via electronic means (e.g., via email) to Buyer or its Representatives at least 24 hours prior to the execution of this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller hereby agrees to sell, assign, transfer and deliver to Buyer or its designated Affiliate, and Buyer hereby agrees to purchase from Seller, the Common Share, free and clear of all Liens (other than (a) restrictions on the transfer of securities arising under applicable securities Laws or (b) Liens created or incurred by, or at the written direction of, Buyer).

Section 2.02 Purchase Price. The aggregate consideration payable by Buyer for the purchase of the Common Share (the “Purchase Price”) shall be an amount in cash equal to $1,650,000,000 (the “Base Purchase Price”), which shall be subject to adjustment as specified in Section 2.06.

Section 2.03 Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Common Share hereunder (the “Closing”) shall take place remotely (through the electronic exchange of documents and consideration required to be delivered at the Closing) on the third Business Day following the date on which all of the conditions set forth in Article VII (excluding those conditions that by their nature are to be satisfied as part of the Closing) have been satisfied or waived or at such other place, time or date as the Parties may agree in writing (the date on which the Closing actually occurs, the “Closing Date”); provided that in no event shall the Closing Date be on or prior to the date that is 45 days after the date hereof unless consented to in writing by the Parties.

Section 2.04 Estimated Closing Statement.

(a) At least five Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Closing Statement”), which shall be prepared on a consolidated basis for the Company and its Subsidiaries in accordance with the Accounting Principles, that sets forth Seller’s good faith estimate, in reasonable detail of, (i) Closing Cash (“Estimated Closing Cash”); (ii)(A) Closing Net Working Capital (“Estimated Closing Net Working Capital) and (B) the Estimated Net Working Capital Adjustment Amount resulting therefrom; (iii) Closing Indebtedness (the “Estimated Closing Indebtedness”); (iv) Company Transaction Expenses (“Estimated Company Transaction Expenses”); and (v) the Estimated Purchase Price resulting therefrom.

(b) Buyer shall be entitled to review the Estimated Closing Statement and the materials and information used by Seller in preparing the Estimated Closing Statement, and Seller shall (i) grant Buyer and its Representatives reasonable access to the books and records of Seller (to the extent applicable) and the Company and its Subsidiaries that are relevant to the preparation of the Estimated Closing Statement and (ii) consider in good faith any comments of Buyer with respect to the Estimated Closing Statement prior to the Closing Date and amend the Estimated Closing Statement accordingly. The amounts set forth in the Estimated Closing Statement shall be binding on the Parties for purposes of the payments to be made on the Closing Date and in the event of any disagreement between Seller and Buyer as to the Estimated Closing Statement, Seller’s version of the Estimated Closing Statement shall be used. For the avoidance of doubt, Buyer shall have no obligation to comment on the Estimated Closing Statement.

Section 2.05 Closing Payments and Deliverables.

(a) Buyer Closing Payments and Deliverables.

(i) At the Closing, Buyer shall make, or cause to be made, the following payments (in each case, by wire transfer of immediately available funds):

(A) payment to Seller of the Directed Purchase Price, to the account or accounts designated for such payment by Seller by written notice to Buyer at least three Business Days prior to the Closing Date;

(B) payment to the Escrow Agent of the Escrow Amount, for deposit into a separate escrow account (the “Escrow Account”) established pursuant to the terms of an escrow agreement in form and substance reasonably agreed by Buyer, Seller and the Escrow Agent prior to the Closing (the “Escrow Agreement”), to the account or accounts designated by the Escrow Agent at least three Business Days prior to the Closing Date;

(C) payment of the portion of the Estimated Closing Indebtedness that is Indebtedness and that is to be paid at Closing in accordance with the provisions of the Payoff Letter (or, if no wire transfer instructions are specified therein, otherwise in accordance with the payment instructions in the Payoff Letter); and

(D) payment of the portion of Company Transaction Expenses that is to be paid at Closing, on behalf of Seller, the Company and its Subsidiaries, to each Person to whom such Company Transaction Expenses are owed, as set forth in the Estimated Closing Statement, to the account or accounts designated by Seller at least three Business Days prior to Closing; provided that any Company Transaction Expenses payable to employees of the Company or its Subsidiaries shall be paid to the Company for administration through the Company’s payroll.

(ii) At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(A) a counterpart for each Transaction Document to which Buyer is specified to be a party executed by a duly authorized officer of Buyer; and

(B) the Buyer Closing Certificate.

(b) Seller Closing Deliverables. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(i) a certificate representing the Common Share duly endorsed in blank or accompanied by a stock power or other applicable instrument of transfer duly executed by Seller in blank form or in favor of Buyer;

(ii) a counterpart for each Transaction Document to which Seller is specified to be a party duly executed by a duly authorized representative of Seller;

(iii) the Seller Closing Certificate;

(iv) an IRS Form W-9 of Seller;

(v) the duly executed Payoff Letter; and

(vi) evidence of the termination of any management, advisory or similar Contracts with Veritas Capital Fund Management, L.L.C.

(c) Company Closing Deliverables. At the Closing, the Company shall deliver, or cause to be delivered, to Buyer the following:

(i) a counterpart for each Transaction Document to which the Company is specified to be a party duly executed by a duly authorized representative of the Company;

(ii) the Company Closing Certificate; and

(iii) resignations, effective at the time of Closing, of any Persons who is a director of the Company or any of its Subsidiaries whom Buyer specifies to the Company by written notice at least 10 days prior the Closing Date.

Section 2.06 Post-Closing Purchase Price Adjustment.

(a) As soon as practicable following the Closing Date (and in any event, no later than 90 days following the Closing Date), Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller a statement that sets forth Buyer’s good faith calculation, in reasonable detail, of (i) Closing Cash; (ii)(A) Closing Net Working Capital and (B) the Closing Net Working Capital Adjustment Amount resulting therefrom; (iii) the Closing Indebtedness, (iv) Company Transaction Expenses (each item set forth in the foregoing clauses (i) through (iv), a “Post-Closing Adjustment Item”); and (v) the resulting calculation of the Final Purchase Price (such statement, the “Closing Statement”). The Closing Statement shall be prepared on a consolidated basis for the Company and its Subsidiaries in accordance with the Accounting Principles.

(b) The calculation of each Post-Closing Adjustment Item and the Final Purchase Price (in each case, as set forth in the Closing Statement) shall become final and binding upon the Parties on the earlier of (i) the date Seller notifies Buyer in writing of its acceptance of the calculation of each Post-Closing Adjustment Item and the Final Purchase Price (in each case, as set forth in the Closing Statement); or (ii) 12:01 a.m. local time in New York, New York on the 46th day following Seller’s receipt of the Closing Statement (the “Disagreement Deadline”), unless Seller notifies Buyer in writing prior to such date of its disagreement with any aspect of the calculation of any Post-Closing Adjustment Items and/or the Final Purchase Price (in each case, as set forth in the Closing Statement) (such notice, a “Notice of Disagreement”). The Notice of Disagreement shall specify in reasonable detail the specific

Post-Closing Adjustment Items that Seller disputes, including Seller’s own determination of the calculation of each disputed Post-Closing Adjustment Item and the Final Purchase Price. Any Post-Closing Adjustment Item that is not disputed in the Notice of Disagreement will be final and binding on the Parties. If a Notice of Disagreement is delivered by or on behalf of Seller prior to the Disagreement Deadline, then (A) the amount of each disputed Post-Closing Adjustment Item and the Final Purchase Price shall become final and binding only upon the earlier of (1) the date that Seller and Buyer resolve in writing any differences that they have with respect to the matters specified in the Notice of Disagreement; or (2) the date on which any disputed matters specified in the Notice of Disagreement (to the extent not previously resolved by Seller and Buyer in writing) are finally resolved through accounting arbitration in accordance with Section 2.06(d); and (B) the final and binding amount of each disputed Post-Closing Adjustment Item and the Final Purchase Price shall be deemed to be the amounts agreed to by Seller and Buyer in writing, or as resolved through accounting arbitration in accordance with Section 2.06(d), as the case may be; provided that in no event shall the final and binding amount of any Post-Closing Adjustment Item be (I) more favorable to Buyer than the amount of such Post-Closing Adjustment Item reflected in the Closing Statement prepared by Buyer; or (II) more favorable to Seller than the amount of such Post-Closing Adjustment Item reflected in the Notice of Disagreement delivered by Seller.

(c) Until each Post-Closing Adjustment Item amount becomes final and binding, Buyer shall provide Seller and its Representatives reasonable access to the books and records and finance and accounting employees of the Company and its Subsidiaries to the extent necessary or desirable for the review of the Closing Statement, preparation of the Notice of Disagreement, if applicable, or the resolution of any dispute with respect thereto, if applicable, and shall cause the employees of Buyer, the Company, the Company’s Subsidiaries and their respective Affiliates to reasonably cooperate with Seller and its Representatives in connection therewith (provided that such access shall be provided during normal business hours upon reasonable prior written notice by Seller or its Representatives to Buyer).

(d) If a Notice of Disagreement shall be duly and timely delivered pursuant to Section 2.06(b), Seller and Buyer shall, during the 30 days following such delivery (or such longer period as may be mutually agreed by Buyer and Seller in writing, the “Resolution Period”), negotiate in good faith the resolution of the disagreements specified in the Notice of Disagreement. If, at the conclusion of the Resolution Period, Seller and Buyer have not resolved any of such disagreements, then all amounts and issues specified in the Notice of Disagreement remaining in dispute shall be submitted by Seller and Buyer for definitive resolution to an independent accounting firm of recognized national standing mutually selected in good faith by Seller and Buyer (the “Independent Firm”). The Independent Firm shall be engaged by Seller and Buyer no later than 10 Business Days following the later to occur of (i) the conclusion of the Resolution Period; and (ii) the determination of the identity of the Independent Firm in accordance with this Section 2.06(d). Each of Buyer and Seller acknowledges and agrees that the Independent Firm shall function solely as an expert and not as an arbitrator. Each of Seller and Buyer agrees to promptly execute, if requested by the Independent Firm, a reasonable engagement letter with respect to the determination to be made by the Independent Firm with respect to such dispute in accordance with this Section 2.06(d). The Independent Firm shall determine only those issues specified in the Notice of Disagreement duly and timely delivered pursuant to Section 2.06(b) and still in dispute at the end of the Resolution Period (the

“Remaining Disputed Items”), and the Independent Firm’s determination shall be based upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Firm shall also be based on presentations with respect to the Remaining Disputed Items by Seller and Buyer to the Independent Firm (to the extent consistent with the terms and conditions of this Agreement) and not on the Independent Firm’s independent review or investigation. Seller and Buyer will provide copies to each other of all written submissions to the Independent Firm, and neither Seller nor Buyer will meet or discuss any substantive matters with the Independent Firm without Buyer or Seller, respectively, or their respective Representatives present or having the reasonable opportunity to be present, either in person, by videoconference or by telephone. Seller and Buyer shall use their reasonable best efforts to make their respective presentations as promptly as practicable following submission to the Independent Firm of the Remaining Disputed Items (but in any event, no later than 15 days after engagement of the Independent Firm), and each of Seller and Buyer shall be entitled, as part of its presentation, to respond to the presentation of the other presenter and any questions and requests of the Independent Firm. In deciding any matter, the Independent Firm (A) shall be bound by the provisions of this Agreement, including this Section 2.06; and (B) may not assign a value to any item (1) greater than the greatest value for such item claimed (I) by Buyer in the Closing Statement (or, if less than the greatest value for such item claimed by Buyer in the Closing Statement, in Buyer’s presentations to the Independent Firm); or (II) by Seller in the Notice of Disagreement (or, if less than the greatest value for such item claimed by Seller in the Notice of Disagreement, in Seller’s presentations to the Independent Firm); or (2) less than the smallest value for such item claimed (I) by Buyer in the Closing Statement (or, if greater than the smallest value for such item claimed by Buyer in the Closing Statement, Buyer’s presentations to the Independent Firm); or (II) by Seller in the Notice of Disagreement (or, if greater than the smallest value for such item claimed by Seller in the Notice of Disagreement, in Seller’s presentations to the Independent Firm). There shall be no ex parte communication between either Buyer or Seller and the Independent Firm. The Independent Firm’s determination shall be made within 45 days after its engagement, or as soon thereafter as possible, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, conclusive, non-appealable and binding for all purposes hereunder, absent manifest error by the Independent Firm or fraud. The determination of the Independent Firm shall not be deemed an award subject to review under the Federal Arbitration Act or any other similar statute. All fees and expenses of the Independent Firm pursuant to its engagement by Seller and Buyer to make its determination with respect to such dispute shall be borne by Buyer and Seller in the same proportion as the aggregate amount of the items specified in the Notice of Disagreement that are unsuccessfully disputed by each Party (as determined by the Independent Firm) bears to the total amount of the items specified in the Notice of Disagreement submitted to the Independent Firm. For example, if the total amount of the Remaining Disputed Items is $1,000 and the aggregate amount of the Remaining Disputed Items resolved by the Independent Firm in favor of Seller is $600 and, then Buyer shall bear 60% of the fees and expenses of the Independent Firm, and Seller shall bear 40% of the fees and expenses of the Independent Firm.

(e) Within five Business Days after all of the Post-Closing Adjustment Item amounts and the Final Purchase Price become final and binding:

(i) if an Overpayment Amount exists, Buyer and Seller shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disperse, pursuant to the written payment instructions of such Party delivered to the Escrow Agent in accordance with the Escrow Agreement, first (A) to Buyer, an amount equal to such Overpayment Amount; and thereafter (B) to Seller, any Remaining Escrow Funds after giving effect to the disbursement set forth in the foregoing clause (A);

(ii) if an Underpayment Amount exists, (A) Buyer shall pay, or cause to be paid, to Seller by wire transfer of immediately available funds to one or more accounts designated by Seller, an amount equal to such Underpayment Amount; and (B) Buyer and Seller shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse, pursuant to the written payment instructions of Seller delivered to the Escrow Agent in accordance with the Escrow Agreement, to Seller any Remaining Escrow Funds; or

(iii) if neither an Overpayment Amount or Underpayment Amount exists, Buyer and Seller shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse, pursuant to the written payment instructions of Seller delivered to the Escrow Agent in accordance with the Escrow Agreement, to Seller any Remaining Escrow Funds.

The Escrow Funds shall be the sole and exclusive source of recovery for the amount of any Overpayment Amount, and all claims for any portion of the Overpayment Amount shall be asserted solely against the Escrow Funds in accordance with the foregoing clause (i). Buyer and Seller will share equally the payment of any fees and expenses payable to the Escrow Agent pursuant to the Escrow Agreement.

(f) Any payments made by or on behalf of a Party pursuant to Section 2.06(e)(i) or (ii) shall be treated as adjustments to the Purchase Price hereunder, and no Party shall take any position inconsistent with such characterization (including for applicable Tax purposes), in each case, except as may be required by applicable Law.

Section 2.07 Escrow Arrangements. The Escrow Funds shall be held, invested and distributed in accordance with the terms of the Escrow Agreement and in accordance with this Article II.

Section 2.08 Withholding. Buyer and its Affiliates and the Escrow Agent shall be entitled to deduct and withhold or cause to be deducted and withheld from amounts otherwise payable in connection with this Agreement and the Contemplated Transactions, such amounts as are required to be deducted and withheld under any provision of applicable Tax Law. To the extent amounts are so deducted or withheld, Buyer shall promptly and timely pay over any such amounts to the applicable Governmental Authority and, to the extent so paid, any such withheld amounts will be treated for all purposes as having been paid to the Person in respect of whom such deduction and withholding was made. Other than with respect to any amounts payable to persons who are employees of the Company or its Subsidiaries (for whom such payments shall be administered through the Company’s payroll and the relevant employment taxes withheld), if Buyer determines in good faith that such withholding will be required, Buyer shall give Seller reasonable advance notice of such obligation (and at least five Business Days) prior to making any such withholding and shall reasonably cooperate with Seller to reduce or eliminate such withholding to the extent permitted by applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth in the Disclosure Letter (and subject to Section 9.04), the Company represents and warrants to Buyer as follows as of the date hereof and as of the Closing Date:

Section 3.01 Organization and Good Standing. The Company is a Delaware corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. The Company is duly qualified or licensed and, with respect to jurisdictions that recognize the concept of good standing or a similar concept, in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a material and adverse impact on the Company and its Subsidiaries, taken as a whole. The Company has made available to Buyer true and complete copies of its Organizational Documents as currently in effect.

Section 3.02 Authorization; Validity of Agreements. The Company has the requisite corporate power and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is, or is specified to be, a party and to consummate the Contemplated Transactions hereunder and thereunder. The execution, delivery and performance by the Company of the Transaction Documents to which it is, or is specified to be, a party, and the consummation by the Company of the Contemplated Transactions hereunder and thereunder, have been duly authorized by the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the Company’s execution, delivery and performance of any Transaction Document to which it is, or is specified to be, a party or the consummation by the Company of the Contemplated Transactions hereunder and thereunder. This Agreement has been, and each of the other Transaction Documents to which the Company is specified to be a party will be, duly executed and delivered by the Company. Assuming the due and valid authorization, execution and delivery of this Agreement by Buyer and Seller, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally; and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (the foregoing clauses (a) and (b), collectively, the “Enforceability Exceptions”). Assuming the due and valid authorization, execution and delivery thereof by each other party thereto, each other Transaction Document to which the Company is specified to be a party (when executed and delivered by the Company) shall constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.03 Consents and Approvals; No Violations. Neither the execution, delivery or performance by the Company of any Transaction Document to which it is, or is specified to be, a party, nor the consummation by the Company of the Contemplated Transactions thereunder, will (a) conflict with or violate any provision of any Organizational Documents of the Company or any of its Subsidiaries; (b) result in a breach or violation of, or constitute (with or without due notice, lapse of time or both) a default under, require any consent or notice under, or give rise to any right of termination, cancellation, modification or acceleration under, or require any notice consent, approval, authorization or waiver under, any of the terms, conditions or provisions of any Material Contract; (c) violate any Law applicable to the Company or any of its Subsidiaries or any of the material properties or assets of the Company or any of its Subsidiaries; (d) except for any required filings pursuant to the HSR Act, require on the part of the Company or any of its Subsidiaries any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority; or (e) result in the creation or imposition of any Lien (other than Permitted Liens) on any assets or properties of the Company or any of its Subsidiaries, except, in the cases of clauses (b) through (e) of this Section 3.03, as would not reasonably be expected to have, individually or in the aggregate, a material and adverse impact on the Company and its Subsidiaries, taken as a whole.

Section 3.04 Capitalization.

(a) The Company’s authorized capital stock consists of 100 shares of common stock, par value $0.01 per share (“Common Stock”).

(b) The Common Share constitutes all of the issued and outstanding shares of Common Stock and is duly authorized, validly issued and fully paid and non-assessable and has not been issued in violation of any preemptive or similar rights or applicable Law. Except for (i) this Agreement and (ii) the Organizational Documents of the Company, neither the Company nor any of its Subsidiaries has (A) granted any outstanding options, subscriptions, warrants, rights or other securities convertible into, or exchangeable or exercisable for, shares of Common Stock or other Equity Interests of the Company; (B) entered into any Contracts relating to the issuance, sale, transfer, repurchase, redemption, voting or registration of Common Stock or other Equity Interests of the Company, or options, warrants, rights or other securities convertible into, or exchangeable or exercisable for, any of the foregoing; or (C) granted or authorized any stock appreciation, phantom stock, profit participation or similar rights (in each case as to which the Company or any of its Subsidiaries has any outstanding liabilities or obligations).

(c) Each Subsidiary of the Company is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite company power and authority to own, lease and operate its properties and to carry on its business as is now being conducted, except, in each case, where any such failure would not reasonably be expected to have, individually or in the aggregate, a material and adverse impact on the Company and its Subsidiaries, taken as a whole. Each Subsidiary of the Company is duly qualified or licensed and, with respect to jurisdictions that recognize the concept of good standing or a similar concept, in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a material and adverse impact on the Company and its Subsidiaries, taken as a whole.    The Company has made available to Buyer true and complete copies of the Organizational Documents of each of its Subsidiaries, in each case, as currently in effect. Section 3.04(c) of the Disclosure Letter sets forth, as of the date hereof, all of the Company’s Subsidiaries, and, for each such Subsidiary, the jurisdiction of incorporation or formation, the authorized Equity Interests thereof, the number or other quantity of each class, series or type of Equity Interests thereof outstanding and held of record by the Company or any of its Subsidiaries, and a description of each Equity Interest held by any Subsidiary of the Company in another Person (other than in another Subsidiary of the Company). All outstanding Equity Interests of each of the Company’s Subsidiaries are duly authorized and validly issued and have not been issued in violation of any preemptive or similar rights or applicable Law, and, if such Subsidiary is a corporation, are fully paid and non-assessable. Except for (i) this Agreement; (ii) the Organizational Documents of the Company’s Subsidiaries; and (iii) Contracts among wholly owned Subsidiaries of the Company, neither the Company nor any of its Subsidiaries has (A) granted any outstanding options, warrants, rights or other securities convertible into, or exchangeable or exercisable for, Equity Interests of a Subsidiary of the Company; (B) entered into any Contracts relating to the issuance, sale, transfer, repurchase, redemption, voting or registration of Equity Interests of a Subsidiary of the Company, or options, warrants, rights or other securities convertible into, or exchangeable or exercisable for, any of the foregoing; or (C) granted or authorized any stock appreciation, phantom stock, profit participation or similar rights (in each case, as to which the Company or any of its Subsidiaries has any outstanding liabilities or obligations).

Section 3.05 Financial Statements.

(a) The Company has heretofore delivered to Buyer true, correct and complete copies of the following financial statements, which are attached as Section 3.05 of the Disclosure Letter (the “Financial Statements”): (i) an audited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2020 and 2019 and the related audited consolidated statements of comprehensive income, stockholder’s equity and cash flows of the Company and its Subsidiaries for the years then ended, including any related notes, schedules and other supplementary information attached thereto; and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2021 (such balance sheet, the “Current Balance Sheet”; and such date, the “Balance Sheet Date”) and the related unaudited consolidated statements of comprehensive income and cash flows for the six months ended on the Balance Sheet Date (together with the Current Balance Sheet, the “Interim Financial Statements”). Except as set forth in the notes (if any) thereto or as set forth in Section 3.05 of the Disclosure Letter, the Financial Statements present fairly, in all material respects, the consolidated financial position and the results of operations and cash flows of the Company and its Subsidiaries as of the respective dates referred to therein, and were prepared in good faith and in accordance with GAAP consistently applied during the periods involved, subject, in the case of the Interim Financial Statements, to recurring year-end adjustments that are not, individually or in the aggregate, expected to be material and the absence of notes, schedules and other supplementary information, and any other adjustments described therein.

(b) The books and records of the Company and its Subsidiaries have been maintained in all material respects in compliance with applicable Laws and accounting requirements and are accurate and complete in all material respects. The Company and its Subsidiaries maintain internal controls over financial reporting sufficient to provide reasonable assurance (i) regarding the reliability of the financial reporting of the Company and its Subsidiaries and the preparation of financial statements for external purposes in accordance with GAAP; (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with the authorization of the management and directors of the Company or its Subsidiaries, as applicable; and (iii) regarding the prevention or timely detection of the unauthorized acquisition, use or disposition of assets of the Company or any of its Subsidiaries that would have a material impact on the Financial Statements.

(c) The trade accounts receivables, unbilled receivables and other receivables classified as current assets in the audited consolidated balance sheet for the years ended September 30, 2020 and 2019 and in the Balance Sheet and in the Current Balance Sheet (i) are bona fide receivables; (ii) were acquired in the Ordinary Course of Business; (iii) are stated in accordance with GAAP consistently applied; and (iv) subject to the reserve for doubtful accounts, are good and collectible. There are no material disputes with respect to any material trade accounts receivables and other receivables of the Company and its Subsidiaries. No counter claims, defenses, offsetting claims or adjustments with respect to such receivables are pending or, to the Knowledge of the Company, threatened.

Section 3.06 No Undisclosed Liabilities. Except (a) as set forth in the Current Balance Sheet; (b) for liabilities and obligations incurred by the Company or any of its Subsidiaries in the Ordinary Course of Business since the Balance Sheet Date (none of which is material, either individually or in the aggregate); (c) for liabilities incurred in connection with this Agreement, the other Transaction Documents or the Contemplated Transactions; (d) for liabilities and obligations that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and (e) for liabilities and obligations incurred at the express request or with the express consent of Buyer, neither the Company nor any of its Subsidiaries has any liabilities of any kind, whether accrued, contingent or otherwise.

Section 3.07 Absence of Certain Changes. Except in connection with the Contemplated Transactions, since the Balance Sheet Date, (a) the business of the Company and its Subsidiaries has been conducted, in all material respects, in the Ordinary Course of Business; (b) there has not been a Company Material Adverse Effect; and (c) neither the Company nor any of its Subsidiaries has taken any action that if taken after the date hereof would constitute a violation of Section 6.01.

Section 3.08 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 3.08(b) of the Disclosure Letter sets forth a true, correct and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries as lessee or lessor as of the date hereof for an annual rental in excess of $100,000 (the “Leased Premises”). The Company has made available to Buyer true, correct and complete copies of all leases (and all amendments and supplements thereto) relating to the Leased Premises (collectively, the “Leases”). Neither the Company nor any of its Subsidiaries has entered into any sublease or option granting to any Person (other than the Company or any of its Subsidiaries, as applicable) the right to use or occupy the Leased Premises or any portion thereof or interest therein, other than those entered into in the Ordinary Course of Business. With respect to each Lease, (i) such Lease is a valid and binding obligation of the Company and its Subsidiaries, in each case, to the extent such Person is a party thereto (collectively, the Company and its Subsidiaries that are a party thereto, the “Company Lease Party”), and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions; (ii) the Company Lease Party is not, and, to the Knowledge of the Company, all other parties thereto are not, in material breach or material default in any respect under the terms thereof and, to the Knowledge of the Company, no event has occurred that, with notice, lapse of time or both, would constitute a material breach or material default or permit termination, modification or acceleration thereunder; (iii) the Company Lease Party has not assigned, transferred, conveyed, mortgaged, or deeded in trust any interest in the leasehold or sub-leasehold of any Lease; and (iv) the Company Lease Party has not received any written notice that any Leased Premises is subject to any Order to be sold, condemned, expropriated or otherwise taken by any Governmental Authority, with or without payment of compensation therefor.

Section 3.09 Proceedings; Orders. There are no, and during the past four years there have been no, Proceedings pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, (a) except as would not reasonably be expected to have, individually or in the aggregate, a material and adverse impact on the Company and its Subsidiaries, taken as a whole; or (b) that seek to challenge, enjoin, restrain or prohibit the Contemplated Transactions or the performance by the Company of its obligations under the Transaction Documents. There are no Orders naming the Company or any of its Subsidiaries, or by which the Company or any of its Subsidiaries is bound, that remain outstanding or unsatisfied.

Section 3.10 Compliance with Laws; Permits.

(a) The Company and its Subsidiaries are in material compliance with all applicable Laws. Except for any violations or instances of non-compliance that have been fully cured prior to the date of this Agreement, to the Knowledge of the Company, during the past four years, the Company and its Subsidiaries have been in material compliance with all applicable Laws.

(b) The Company and its Subsidiaries have in force all material Permits necessary for the ownership of their properties and assets and the conduct and operation of their businesses as presently conducted and are, and during the past four years have been, in material compliance with the terms and conditions of, all such material Permits. Neither the Company nor any of its Subsidiaries is in material violation or material breach of, no event has occurred that would constitute (with or without due notice, lapse of time or both) a material default (or give rise to any right of termination, cancellation, modification or acceleration) of. To the Knowledge of the Company, none of the Permits will be terminated, suspended, revoked, modified or impaired or become terminable, in whole or in part, as a result of the occurrence of the Contemplated Transactions.

Section 3.11 Intellectual Property .

(a) Section 3.11(a) of the Disclosure Letter sets forth with owner, countries, registration and application numbers and dates indicated, as applicable, a true, correct and complete list of all issued patents, patent applications, registered trademarks, trademark applications, registered copyrights, copyright applications, and domain names, in each case owned by the Company or any of its Subsidiaries and, except for any that have been abandoned, cancelled, lapsed, or expired, whether in the United States or internationally, as of the date of this Agreement. The Company or its Subsidiaries is the sole and exclusive beneficial and record owner of all of the Intellectual Property set forth on Section 3.11(a) of the Disclosure Letter. All Intellectual Property set forth on Section 3.11(a) of the Disclosure Letter that is issued or registered is, to the Knowledge of the Company, valid, subsisting and enforceable.

(b) The Company and its Subsidiaries own, free of all Liens, except for Permitted Liens, or have the right to use pursuant to a valid and enforceable, license, sublicense, agreement or other permission, all Intellectual Property used in the Company’s and its Subsidiaries’ operation of their respective business, as presently conducted. The consummation of the Contemplated Transactions will not alter or impair the ownership or right of the Company or its Subsidiaries to use any of the Intellectual Property used in the operation of the business of the Company and its Subsidiaries, as presently conducted in any material respect. Nothing in this Section 3.11(b) shall be interpreted or construed as a representation or warranty with respect to whether there is infringement, misappropriation or other violation of any Intellectual Property of any third party, which is the subject of Section 3.11(d).

(c) All current and former managers, members, officers, employees, consultants, contractors and agents of the Company and its Subsidiaries and any other Person who participated in the creation or contributed to the conception or development of Owned Intellectual Property that is material to the conduct of the businesses of the Company and its Subsidiaries as presently conducted, have done so pursuant to agreements containing a present tense assignment of Intellectual Property to the Company or the applicable Subsidiary. No Owned Intellectual Property or, to the Knowledge of the Company, any other Intellectual Property used in the conduct of the businesses of the Company and its Subsidiaries as presently conducted is subject to any outstanding order, writ, injunction, judgment, stipulation or decree restricting its use or adversely affecting the Company’s or the Subsidiaries’ rights thereto (in each case, excluding ordinary course prosecution or examination before the United States Patent and Trademark Office or other similar applicable Governmental Authority of any of the items identified in Section 3.11(a) of the Disclosure Letter). No Proceeding is pending, threatened and communicated to the Company or its Subsidiaries in writing, or otherwise threatened in writing, that (i) challenges in any material respect the rights of the Company or its Subsidiaries in respect of any Intellectual Property used in the conduct of the businesses of the Company and its Subsidiaries as presently conducted(in each case, excluding ordinary course prosecution or examination before the United States Patent and Trademark Office or other similar applicable Governmental Authority of any of the items identified in Section 3.11(a) of the Disclosure Letter), or (ii) asserts that the operation of the businesses of the Company or its Subsidiaries is infringing or otherwise in violation of any Intellectual Property, or is required to pay any royalty, license fee, charge or other amount with regard to any alleged infringement or other violation of any Intellectual Property.

(d) To the Knowledge of the Company, (i) the development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Company and its Subsidiaries, and (ii) the Company’s and its Subsidiaries’ operation of their respective business, as presently conducted and as conducted in the past three years, in each case, does not infringe, misappropriate, or otherwise violate the Intellectual Property of any other Person in any material respect. As of the date of this Agreement, the Company and its Subsidiaries have not received from any Person in the past three years any written notice, charge, complaint, claim or other written assertion of any infringement or violation by, or misappropriation of, any Intellectual Property of any Person. To the Knowledge of the Company, no Person is infringing, misappropriating or violating any Owned Intellectual Property.

(e) The Company and the Subsidiaries have taken reasonable measures to protect the secrecy, confidentiality and value of all trade secrets used in the businesses of the Company and its Subsidiaries, including entering into appropriate confidentiality agreements with all officers, directors, employees, and other Persons with access to such trade secrets. To the Knowledge of the Company, none of such trade secrets has been disclosed or authorized to be disclosed to any Person other than to employees or agents of the Company or its Subsidiaries for use in connection with the businesses of the Company or its Subsidiaries or pursuant to a valid and enforceable confidentiality or non-disclosure agreement that reasonably protects the interest of the Company and its Subsidiaries in and to such matters. To the Knowledge of the Company, no unauthorized disclosure of any such trade secrets has occurred.

(f) The Company and its Subsidiaries have complied and are complying in all material respects with the terms of all licenses under which Third Party Software are licensed to the Company or its Subsidiaries, including all copyright notice and attribution requirements. None of the Company Software Products are subject to any licensing terms requiring the distribution of the Company’s or the Subsidiaries’ proprietary Source Code in connection with the distribution or licensing of any portion of such Company Software Products or that prohibits the Company or the Subsidiaries from charging a fee or otherwise limits the Company’s or the Subsidiaries’ freedom of action with regard to seeking compensation in connection with licensing or distributing any portion of such Company Software Products (whether in Source Code or Object Code form) or similar obligations that require the disclosure, redistribution or licensing of any of the Company’s or the Subsidiaries’ proprietary Source Code or Object Code in the Company Software Products. During the three-year period prior to the Closing Date, neither the Company nor the Subsidiaries has received any requests or demands by a Third Party that any proprietary Source Code of any Company Software Product to be published, conveyed, distributed, released, or made publicly available due to the Company’s or the Subsidiaries’ usage of Open Source Software.

(g) Neither the Company nor any of its Subsidiaries nor any Person acting on the Company’s behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of any Source Code (or any proprietary or confidential information disclosing the Source Code) owned by the Company. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of the Company of any such Source Code.

(h) The Company and its Subsidiaries have timely made all required invention disclosures with respect to all Intellectual Property material to the current operation of the business of the Company and its Subsidiaries that was developed with funding from a Governmental Authority. No Intellectual Property exclusively licensed to the Company or any of its Subsidiaries, in each case, that is material to the current operation of the business of the Company and its Subsidiaries was either conceived or first reduced to practice in performance of any Contract funded by a Governmental Authority. No Governmental Authority or other Person has received unlimited rights or government purpose rights (as each term is defined in Department of Defense Federal Acquisition Regulation Supplement 52.227-7014) or broader rights in any Owned IP material to the current operation of the business of the Company and its Subsidiaries.

Section 3.12 Title to and Sufficiency of Assets. The Company and its Subsidiaries have good and valid title, a valid leasehold interest in or a valid license to use, the material properties and material assets used or held for use by them, located on its premises, shown on the Current Balance Sheet or acquired thereafter (the “Assets”), free and clear of all Liens, except for Permitted Liens. All material tangible assets are in in good operating condition and repair, ordinary wear and tear excepted. The Company and its Subsidiaries are the only legal entities through which the businesses of the Company and its Subsidiaries are conducted.

Section 3.13 Material Contracts.

(a) Section 3.13(a) of the Disclosure Letter sets forth a true, correct and complete list of the following Contracts (which shall exclude any purchase orders, work orders, invoices, statements of work or similar items and Employee Benefit Plans) to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is, or the Company’s or any of its Subsidiaries’ assets are, bound, as in effect as of the date of this Agreement (all Contracts set forth in Section 3.13(a) of the Disclosure Letter, or required to be so disclosed pursuant to this Section 3.13(a), are referred to herein as “Material Contracts”):

(i) each Contract, including each Government Contract, for the sale by the Company or any of its Subsidiaries of goods or services that provides annual net revenues (based on the 12-month period ending on March 31, 2021) to the Company and its Subsidiaries, as applicable, in excess of $5,000,000, other than purchase orders in the Ordinary Course of Business;

(ii) each Contract for the purchase by the Company or any of its Subsidiaries of goods or services that provides for annual payments (based on the 12-month period ending on March 31, 2021) by the Company and its Subsidiaries, as applicable, in excess of $2,000,000;

(iii) each Contract for the acquisition and/or disposition of assets or properties with an aggregate purchase price payable by or to the Company or any of its Subsidiaries of at least $1,000,000, including any option to acquire (other than by lease) or sell any assets or properties, other than (A) those Contracts which have been fully performed by the Company and its Subsidiaries, as applicable and (B) those Contracts solely for the purchases or sales of goods or services in the Ordinary Course of Business;

(iv) each Contract expressly requiring capital expenditures by the Company or any of its Subsidiaries after the date of this Agreement in an annual amount in excess of $2,000,000;

(v) each Contract (A) granting to any Person other than the Company or any of its Subsidiaries, any option or first refusal, first offer or similar preferential right with respect to any material properties or assets of the Company or any of its Subsidiaries, (B) containing any “most favored nation” or similar provision (other than with respect to a procurement or program in connection with a Government Contract or Government Bid), (C) containing any requirements or minimum purchase obligations of the Company or any of its Subsidiaries, which, in the aggregate, are in excess of $1,000,000 or (D) providing pricing, discounts or benefits that change based upon the pricing, discounts or benefits offered to other customers;

(vi) each Contract, except for teaming agreements or similar arrangements entered into in the Ordinary Course of Business, for any joint venture, partnership or similar arrangement;

(vii) each Contract for the license of any Intellectual Property, whether licensed out by the Company or any of its Subsidiaries to any other Person or licensed in to the Company or any of its Subsidiaries by any other Person (excluding any (A) “off-the-shelf” or other Software that is readily available pursuant to a standard “shrink-wrap” or other similar license agreement available on standard terms to the public; (B) Software licenses that have a purchase price or annual license fee of less than $500,000; (C) non-exclusive licenses granted in the Ordinary Course of Business to or from any customer; and (D) Open Source Licenses);

(viii) each Contract, except for teaming agreements or similar arrangements entered into in the Ordinary Course of Business, materially limiting in any way the ability of the Company and its Subsidiaries to (A) compete with any Person in a product line or line of business, (B) operate in any particular geographic area, (C) obtain products or services from any Person or (D) solicit any customers or strategic partners, or solicit or hire any Person in any particular geographic regions;

(ix) each Contract for the issuance, sale or voting of Equity Interests of the Company or any of its Subsidiaries, or the grant of a stock option or similar Equity Interest, other than those Contracts that have been fully performed by the Company and its Subsidiaries, as applicable;

(x) each Contract relating to Indebtedness for borrowed money of the Company or any of its Subsidiaries;

(xi) each Contract that is a collective bargaining or works council agreement, neutrality agreement, project labor agreement or other agreement with a labor representative of any employee of the Company or any of its Subsidiaries; and

(xii) each Contract with Seller or any Affiliate thereof providing for advisory, management or similar services.

(b) Except (i) for the Material Contracts that expire by their terms on or prior to the Closing Date; and (ii) for the Material Contracts that may be terminated or materially amended consistent with Section 6.01 on or after the date hereof, each Material Contract is a valid and binding obligation of the Company and its Subsidiaries, as applicable, that is a party thereto and, to the Knowledge of the Company, of each other party thereto, and, to the Knowledge of the Company, is in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions), and neither the Company nor any of its Subsidiaries, in each case, that is a party thereto, and to the Knowledge of the Company, no other party thereto is (with or without the lapse of time, the giving of notice, or both) in material breach or material default thereunder. No event has occurred which would reasonably be expected to result in a breach of or a default under any Material Contract (in each case, with or without notice, lapse of time or both) on the part of the Company or its Subsidiaries or, any other party thereto. Neither the Company nor any of its Subsidiaries have waived any rights or benefits under any Material Contract, except for such waived rights as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries. No counterparty to a Material Contract has repudiated any of the terms thereof or, to the Knowledge of the Company, threatened to terminate, cancel or otherwise not renew any Material Contract.

Section 3.14 Insurance Coverage. Section 3.14 of the Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of all material insurance policies and fidelity bonds maintained by, or covering, the Company, its Subsidiaries or their properties, assets or operations (collectively, the “Insurance Policies”). Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Insurance Policies are in full force and effect, all premiums due and payable thereon have been paid, the Company and its Subsidiaries are not in breach of or default under any Insurance Policy, and no written notice of cancellation, non-renewal, termination, reduction of coverage or material premium increases has been received by the Company or any of its Subsidiaries, as applicable, with respect to any such policy, and to the Knowledge of the Company, there is no threatened cancellation, non-renewal, termination, reduction of coverage or material premium increase with respect to any such policy.

Section 3.15 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a material and adverse impact on the Company and its Subsidiaries, taken as a whole:

(a) The Company and its Subsidiaries are in compliance with all Environmental Laws.

(b) The Company and its Subsidiaries have not received any written notices or claims, the subject matter of which is unresolved, asserting any liability against, or violation by, the Company or any of its Subsidiaries under any Environmental Law for which there are pending or ongoing obligations, and neither the Company nor any Subsidiary is subject to any consent decrees or Orders from any Governmental Authority imposing any obligations or liabilities arising out of or pursuant to Environmental Laws that remain outstanding.

(c) Without limiting the generality of the foregoing, the Company and each Subsidiary has obtained all Permits required under Environmental Law and is in compliance in all respects with all such Permits, and neither the Company nor any Subsidiary has received any written notice, the subject matter of which is unresolved, regarding the revocation, rescission, termination or adverse modification of any such Permit.

(d) Neither the Company nor any Subsidiary has at any time (i) released, treated, stored, recycled, disposed of, generated, arranged for or permitted the disposal of, transported, handled, or knowingly exposed any Person to any Hazardous Substance or (ii) to the Knowledge of the Company, owned or operated any property or facility which is contaminated by any Hazardous Substances.

(e) Neither the Company nor any Subsidiary has assumed by written contract or indemnified any Person for any outstanding material liability under Environmental Law of any other Person.

Section 3.16 Employee Benefit Plans.

(a) Section 3.16(a) of the Disclosure Letter sets forth, as of the date hereof, a complete and accurate list of each material Employee Benefit Plan.

(b) With respect to each Employee Benefit Plan, the Company has made available to Buyer true and complete copies of the following, if applicable: (i) any and all material plan documents and agreements; (ii) any and all current summary plan descriptions and material modifications thereto; (iii) the most recent annual report on Form 5500, if applicable, (iv) the most recent annual and periodic accounting of plan assets, if applicable; (v) the most recent determination or opinion letter received from the IRS; (vi) any non-routine and material correspondence with any Governmental Authority; and (vii) all other material trust agreements, insurance contracts and other documents relating to the funding or payment of benefits.

(c) Each Employee Benefit Plan has been maintained, funded and administered in accordance with its terms and complies in form and in operation with the applicable requirements of ERISA, the Code and other applicable Laws, in each case, in all material respects. Except for routine claims for benefits, there is no material Proceeding pending or, to the Knowledge of the Company, threatened against or arising out of an Employee Benefit Plan, nor is there, to the Knowledge of the Company, any basis for such a Proceeding that would reasonably be expected to be material to the Company and its Subsidiaries. Each Employee Benefit Plan that is intended to meet the requirements of Section 401(a) of the Code has received a favorable determination letter from the IRS on which it can rely, and, to the Knowledge of the Company, nothing has occurred that could be reasonably expected to result in the loss of tax qualification. Each Employee Benefit Plan subject to Section 409A of the Code complies in form and operation with the requirements of Section 409A of the Code in all material respects. No Employee Benefit Plan provides post-employment welfare benefits except to the extent required by Section 4980B of the Code or other similar applicable Law.

(d) Neither the Company nor any member of its Controlled Group contributes to, or has any obligation to contribute to, or has any liability with respect to, any (i) Title IV Plan, (ii) Multiemployer Plan or (iii) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code).

(e) With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and, to the Knowledge of the Company, each member of the Controlled Group has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA in all material respects.

(f) No Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law; (ii) death or retirement benefits under any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code or (iii) plans or programs providing for severance benefits that are listed on Section 3.16(a) of the Disclosure Letter.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries that would be a liability to, or an obligation of, the Company or any of its Subsidiaries. The Company and its Subsidiaries have no obligation to indemnify any Person for any Tax incurred pursuant to Section 409A or 4999 of the Code.

Section 3.17 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by or currently negotiating any collective bargaining agreement, neutrality agreement or project labor agreement, or any other type of collective labor or union agreement, and to the Knowledge of the Company, there is no labor union or other organization representing employees of the Company or its Subsidiaries. During the 36-month period ending on the date of this Agreement, there has been no (i) union organizing activity relating to employees of the Company or its Subsidiaries; or (ii) strike, other concerted work stoppage or lock out, or material unfair labor practice charge or complaint involving the Company or its Subsidiaries, or, to the Knowledge of the Company, has any such activity or claim been threatened with respect to employees of the Company or its Subsidiaries (in such employees’ capacities as such).

(b) During the 36-month period ending on the date hereof, (i) neither the Company nor any of its Subsidiaries has been a party to a material Proceeding in which the Company or its Subsidiaries, as applicable, was or is alleged to have violated in any material way, any applicable Laws, or any Orders of any Governmental Authority, or any arbitration awards, relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, occupational safety and health, prevailing wage rates, affirmative action, layoffs, employee leave, worker classification (as exempt/nonexempt and contractor/employee), and the payment of social security or similar Taxes, and/or income Tax withholding; and (ii) the Company and its Subsidiaries have been in material compliance with all such applicable Laws, Orders and arbitration awards.

(c) The Company and its Subsidiaries have investigated all sexual harassment allegations received to the Knowledge of the Company during the 12-month period ending on the date hereof with respect to current and former executive officers and managerial or supervisory employees in their capacity as such.

(d) The Company and its Subsidiaries have not implemented any “plant closing” or “mass layoff” (in each case, as defined in WARN) during the three-year period prior to the date of this Agreement. In the past three months, the Company and its Subsidiaries have not effected any “employment loss” (as defined in WARN), or layoff or material reduction in hours of work that, if continued, could reasonably be expected to constitute a “plant closing” or “mass layoff” under WARN. “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local laws.

Section 3.18 Taxes .

(a) All material federal, state, local and foreign Tax Returns required to be filed by the Company or any of its Subsidiaries have been timely filed, and each such Tax Return is true, correct and complete in all material respects. All material Taxes required to be paid by the Company or any of its Subsidiaries (whether or not shown as due on any Tax Return) have been timely and properly paid.

(b) The Company and each of its Subsidiaries have withheld and paid over to the appropriate Governmental Authority all material Taxes that they are required to withhold from amounts paid or owing to any employee, stockholder, creditor or any other party, and each has otherwise complied in all material respects with all applicable Laws relating to the withholding, reporting and collection of Taxes.

(c) Neither the Company nor any of its Subsidiaries has requested, consented to or been granted any extension or waiver of the statute of limitations period, or of the time for assessment or collection, applicable to any material Tax or material Tax Return, which period (after giving effect to such extension or waiver) has not yet expired (other than pursuant to extensions of time to file Tax Returns granted automatically and obtained in the Ordinary Course of Business).

(d) There is no Proceeding pending or, to the Knowledge of the Company, threatened with respect to any material Tax Return or material Taxes with respect to the Company or any of its Subsidiaries. No deficiency for a material amount of Taxes has been proposed or assessed in writing against or with respect to any Taxes payable by the Company or any of its Subsidiaries which proposed or assessed deficiency has not been fully resolved or adequately reserved for. Other than Permitted Liens, there are no material Liens for Taxes upon any of the assets of the Company and its Subsidiaries. There are no requests for rulings or determinations in respect of any material Tax pending between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other hand. There are no closing agreements or similar arrangements with any Governmental Authority with regard to the determination of the Tax liability of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any Tax sharing or Tax indemnity agreement (excluding (i) any such agreement between or among the Company and its Subsidiaries, (ii) any obligation or arrangement arising pursuant to this Agreement, and (iii) any agreements or arrangements under Contracts that are not primarily related to Taxes). Neither the Company nor any of its Subsidiaries has any material liability or obligation for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 or any similar provision of any state, local or foreign Law (other than by virtue of being a member of a group of which the Company is the common parent), or as a transferee or successor.

(f) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) None of the Company or its Subsidiaries have been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 of the Code within the two-year period ending as of the date hereof.

(h) In the past six years, neither the Company nor any of its Subsidiaries has been notified in writing by any Governmental Authority in a jurisdiction in which the Company or any such Subsidiary does not file a Tax Return that the Company or such Subsidiary is, or may be, subject to Tax in such jurisdiction.

(i) Neither the Company nor any of its Subsidiaries is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in a method of accounting during a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made prior to the Closing, (iii) prepaid amount received prior to the Closing, or (iv) closing agreement as described in Code section 7121 (or similar provision of state, local or foreign Law) executed on or prior to the Closing Date.

(j) Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code.

(k) The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(l) The Company and its Subsidiaries are in material compliance with all applicable transfer pricing Laws.

(m) The Company is, and has been since 2010, classified as a C corporation for U.S. federal income Tax purposes.

Section 3.19 Brokers’ or Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the Contemplated Transactions, except, in each case, for any fee or commission that will be included in the definition of Company Transaction Expenses or paid or payable by Seller or any of its Affiliates (other than the Company and its Subsidiaries).

Section 3.20 Affiliate Transactions. Except Contracts on arms’ length terms, there are no Contracts currently in effect (including management agreements) with ongoing obligations or liabilities on the part of the Company or any of its Subsidiaries, between the Company or any of its Subsidiaries, on the one hand, and Seller or any Affiliate thereof (excluding the Company and its Subsidiaries, on the other hand (any such Contract, an “Affiliate Contract”).

Section 3.21 Government Contracts.

(a) Each Current Government Contract is a valid and binding obligation of the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, of each other party thereto and, to the Knowledge of the Company, is in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions), and, to the Knowledge of the Company, no Current Government Contract is currently the subject of bid or award protest proceedings before the U.S. Government Accountability Office or Court of Federal Claims. To the Knowledge of the Company, there is no reasonable basis to expect that any Current Government Contract will not remain in effect after the Closing in accordance with its terms.

(b) To the Knowledge of the Company, during the past three years, (i) the Company and its Subsidiaries have complied, in all material respects, with the terms and conditions of each Government Contract or Government Bid and all Laws applicable to each Government Contract or Government Bid; (ii) the representations and certifications made by Company and its Subsidiaries in writing with respect to each Government Contract or Government Bid were current, accurate, and complete in all material respects, as of their respective effective dates, and the Company and/or its Subsidiaries, as applicable, has complied in all material respects with all such representations and certifications; and (iii) neither the Company nor any of its Subsidiaries has been in breach of or default under any Government Contract, and no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a breach or default by the Company or any of its Subsidiaries.

(c) As of the date of this Agreement, there are (i) no outstanding claims, requests for equitable adjustment, or other disputes against the Company or any of its Subsidiaries with a potential liability in excess of $250,000 or (ii) material withholds or offsets of payments to the Company or any of its Subsidiaries, in each case arising under or relating to a Government Contract.

(d) During the past three years, (i) neither the Company nor any of its Subsidiaries has received any written notice nor, to the Knowledge of the Company, oral notice from a Governmental Authority of any pending or threatened investigation, prosecution or administrative proceeding related to any Government Contract or Government Bid; (ii) no Governmental Authority, prime contractor, or higher-tier contractor has notified the Company or any of its Subsidiaries in writing of any material breach or material violation of any applicable Law or of any certification, representation, clause, provision or requirement of any such Government Contract; (iii) neither the Company nor any of its Subsidiaries has received any written notice of any audit by any Governmental Authority with respect to a Government Contract or Government Bid that in each case remains unresolved (other than routine audits in the ordinary course of business); (iv) neither the Company nor any of its Subsidiaries has made any voluntary or mandatory disclosures to any Governmental Authority with respect to any material irregularity, material misstatement, significant overpayment or material violation of applicable Law arising under or relating to any Government Contract or Government Bid, nor, to the Company’s Knowledge, has any material violation of applicable Law occurred for which the Company or any of its Subsidiaries is required under applicable Law to make any such disclosure to a Governmental Authority; (v) no material cost incurred by the Company or its Subsidiaries has been questioned in writing or disallowed, other than those which have been resolved in full; and (vi) to the Knowledge of the Company, no reasonable basis exists to give rise to a material claim by a Governmental Authority in connection with any Government Contract or Government Bid for (A) fraud (as such concept is defined under the state or federal Laws of the United States); (B) liability under the False Claims Act; or (C) a claim for price adjustment under the Truthful Cost or Pricing Data Act.

(e) During the past three years, no Government Contract has been terminated for default or cause and no cure notices or “show cause” notices have received by the Company or any or its Subsidiaries in writing with respect to any Government Contract.

(f) During the past three years, none of Company or any of its Subsidiaries nor any of their Principals (as defined in Federal Acquisition Regulation 2.101) has been debarred, suspended, or proposed for suspension or debarment or otherwise excluded from participation in the award of government contracts or has been declared ineligible or determined non-responsible for contracting by any Governmental Authority (excluding, for purposes of this Section 3.21(f), ineligibility to bid on certain contracts due to generally applicable bidding requirements). No suspension or debarment or ineligibility or non-responsibility Proceeding with respect to government contracting is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(g) In the past three years, the Company and its Subsidiaries have complied in all material respects with all applicable cybersecurity and data protection regulations required by Contract or Law, including Defense Federal Acquisition Regulation Supplement 252.204-7012.

(h) In connection with each Government Contract, in the past three years the Company and its Subsidiaries have complied in all material respects with all applicable requirements imposed by Contract or Law to assert and protect their rights in technical data, computer software, and other Intellectual Property owned by the Company or its Subsidiaries that is material to the operation of the business of the Company and its Subsidiaries. In the past three years neither the Company nor any of its Subsidiaries have received written notice challenging, and to the Knowledge of the Company there is no basis for challenging, any proprietary markings or rights asserted by the Company or its Subsidiaries in connection with any technical data, computer software, or other Intellectual Property owned by the Company or its Subsidiaries that is material to its business in connection with any Government Contract.

(i) The Company’s and its Subsidiaries’ cost accounting system and procurement systems with respect to the Government Contracts are in compliance in all material respects with applicable regulations and legal requirements. During the past three years, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority of a final determination that the cost accounting systems of the Company or its Subsidiaries are inadequate for accumulating and billing costs under Government Contracts.

(j) No Current Government Contract was awarded based on the status of the Company or any of its Subsidiaries as a small business concern (including a small disadvantaged business, a woman-owned small business concern, a service disabled veteran owned small business, or a Small business Administration Section 8(a) program participant), nor has the Company or any of its Subsidiaries represented itself as having such status in connection with any Current Government Contract or any outstanding Government Bid.

Section 3.22 Security Clearances. The Company and its Subsidiaries possess all facility security clearances necessary to conduct their business in all material respects as it is currently being conducted. During the past two years, the Company and its Subsidiaries have been in material compliance with all applicable U.S. national industrial security requirements and all requirements applicable to the facility security clearances used in the conduct of their business, including those specified in the NISPOM. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, there are no unresolved adverse audit or other adverse findings by the DCSA (formerly known as the Defense Security Service (“DSS”)) or any other cognizant security agency (as such term is defined in the NISPOM) (each, a “CSA”) concerning the facility security clearances used in the conduct of their business during the past two years, and the Company and each of its Subsidiaries has held at least a “satisfactory” rating from DCSA, DSS or any other CSA with respect to such facility security clearances during the past two years.

Section 3.23 Trade Controls. During the past three years, the Company and its Subsidiaries have been in compliance in all material respects with all applicable statutory and regulatory requirements relating to Export and Import Laws and Sanctions Laws, and, to the Knowledge of the Company, have not been the subject of any enforcement proceedings, or any investigation or inquiry, by any Governmental Authority regarding any violation or alleged violation under any Export and Import Laws or Sanctions Laws.

Section 3.24 Anti-Corruption. During the past three years, neither the Company nor any of its Subsidiaries, officers or directors, nor, to the Knowledge of the Company, employees, agents, has made, authorized, solicited, or received any unlawful bribe, rebate, payoff, influence payment, or kickback in violation of the Anti-Corruption Laws or otherwise materially violated the Anti-Corruption Laws. To the Knowledge of the Company, the Company and its Subsidiaries are not the subject of any enforcement proceedings, or any investigation or inquiry, by any Governmental Authority regarding any violation or alleged violation under any Anti-Corruption Laws.

Section 3.25 Cybersecurity.

(a) During the past three years, the data privacy and information security practices of the Company and its Subsidiaries have been in compliance, in all material respects, with Privacy Requirements. To the Knowledge of the Company, there is no Proceeding, written request, notice or complaint pending against the Company and its Subsidiaries by any Person with respect to their collection, retention, storage, security, disclosure, transfer, disposal, use, or other Processing of any Personal Information. The Company and its Subsidiaries have not incurred any material losses, claims, damages, liabilities, awards, orders, decrees, rulings, judgments, fines, penalties, settlement agreements, amounts paid in settlement, costs, charges, expenses or fees under any Privacy Requirements. Neither the execution and delivery of this Agreement nor the consummation of the Closing and consummation of the Contemplated Transactions will result in a breach or violation of, or constitute a default under, the Privacy Requirements.

(b) During the past three years, the Company and its Subsidiaries have implemented reasonable and appropriate organizational, physical, administrative and technical safeguards consistent, in all material respects, with standard industry practices to protect the operation, confidentiality, integrity, and security of all material Company information and IT Systems against unauthorized access, acquisition, interruption, alteration, modification, or use. Without limiting the generality of the foregoing, the Company and its Subsidiaries have implemented, and during the last three years have maintained, a written information security program that (i) identifies internal and external risks to the security of such information, Information Technology and IT Systems and (ii) implements, monitors and improves adequate and effective safeguards to control those risks, including safeguards for data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan.

(c) During the past three years, neither the Company nor any of its Subsidiaries have (i) experienced a Security Incident, (ii) been required under applicable Law to give notice to any Person or Governmental Authority of any actual or alleged Security Incident or material non-permitted use or disclosure of Personal Information, and the Company and its Subsidiaries are not currently planning to conduct any such notification or investigating whether any such notification is required, or (iii) received written notice of any Proceeding, notice, communication, warrant, regulatory opinion, audit result, or allegation from a Governmental Authority or any other Person alleging or confirming material non-compliance with a relevant requirement of applicable Laws related to privacy or information security.

Section 3.26 Customers. Section 3.26 of the Disclosure Letter sets forth a true, correct and complete list of the top four customers, measured by revenue, of the Company and its Subsidiaries (taken as a whole) for the fiscal year ended September 30, 2020 (a “Material Customer”), which together account for more than the 75% of the revenue of the Company and its Subsidiaries (taken as a whole) for such period. Since October 1, 2020, no Material Customer has materially and adversely altered its relationship with the Company or any of its Subsidiaries or given the Company or any of its Subsidiaries written notice that it intends to terminate or materially and adversely alter its relationship with the Company or any of its Subsidiaries.

Section 3.27 No Additional Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, NONE OF THE COMPANY, ANY OF ITS AFFILIATES (OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN ARTICLE IV), ANY OF ITS OR THEIR REPRESENTATIVES, OR ANY OTHER PERSON, HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY TO BUYER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE COMPANY AND ITS SUBSIDIARIES, INCLUDING ANY REPRESENTATIONS AND WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF ANY EVALUATION MATERIAL OR AS TO THE FUTURE SALES, REVENUE, PROFITABILITY OR SUCCESS OF THE COMPANY AND ITS SUBSIDIARIES, OR ANY REPRESENTATIONS OR WARRANTIES ARISING FROM STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING OR A USAGE OF TRADE. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY DISCLAIMED BY THE COMPANY.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Except as set forth in the Disclosure Letter (and subject to Section 9.04), Seller represents and warrants to Buyer as follows as of the date hereof and as of the Closing Date:

Section 4.01 Organization and Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite company power and authority to own, lease and operate its properties and to carry on its business as is now being conducted, and to own the Common Share. Seller is duly qualified or licensed and, with respect to jurisdictions that recognize the concept of good standing or a similar concept, in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 4.02 Authorization; Validity of Agreements. Seller has the requisite company power and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is, or is specified to be, a party and to consummate the Contemplated Transactions hereunder and thereunder. The execution, delivery and performance by Seller of the Transaction Documents to which it is, or is specified to be, a party, and the consummation by Seller of the Contemplated Transactions hereunder and thereunder, have been duly authorized by Seller, and no other company proceedings on the part of Seller are necessary to authorize Seller’s execution, delivery and performance of any Transaction Document to which it is, or is specified to be, a party or the consummation by Seller of the Contemplated Transactions hereunder and thereunder. This Agreement has been, and each of the other Transaction Documents to which Seller is specified to be a party will be, duly executed and delivered by Seller. Assuming the due and valid authorization, execution and delivery of this Agreement by Buyer and the Company, this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the

Enforceability Exceptions. Assuming the due and valid authorization, execution and delivery thereof by each other party thereto, each other Transaction Document to which Seller is specified to be a party (when executed and delivered by Seller) shall constitute a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.03 Consents and Approvals; No Violations. Neither the execution, delivery or performance by Seller of any Transaction Document to which it is, or is specified to be, a party, nor the consummation by Seller of the Contemplated Transactions thereunder, will (a) conflict with or violate any provision of any Organizational Documents of Seller; (b) result in a breach or violation of, or constitute (with or without due notice, lapse of time or both) a default or give rise to any right of termination, cancellation, modification or acceleration under, or require any notice, consent, approval, authorization or waiver under, any of the terms, conditions or provisions of any Contract to which Seller is a party or by which Seller or any of its properties or assets may be bound; (c) violate any Laws applicable to Seller or any of its properties or assets, including the Common Share; (d) except for any required filings pursuant to the HSR Act, require on the part of Seller any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority; (e) result in the creation or imposition of any Lien (other than Permitted Liens) on any assets or properties of Seller (excluding the Common Share), or (f) result in the creation or imposition of any Lien (other than Liens (i) arising under the Securities Act and applicable state securities Laws or (ii) created or incurred by, or at the direction of, Buyer) on the Common Share, except, in the cases of the foregoing clauses (b) through (e), as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 4.04 Proceedings; Orders. There are no Proceedings or, to the Knowledge of Seller, threatened, against Seller, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, or that seek to challenge, enjoin, restrain or prohibit the Contemplated Transactions or the performance by Seller of its obligations under the Transaction Documents. There are no Orders naming Seller, or by which Seller or any of its assets is bound, that remain outstanding or unsatisfied, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 4.05 Ownership of the Common Share. Seller is the sole lawful record and beneficial holder of the Common Share, and, at the Closing, assuming the performance by Buyer of its obligations under Section 2.05, the Common Share will be delivered to Buyer free and clear of all Liens(other than Liens (a) arising under the Securities Act and applicable state securities Laws or (b) created or incurred by, or at the written direction of, Buyer).

Section 4.06 Brokers’ or Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the Contemplated Transactions, except, in each case, for any fee or commission that will be included in the definition of Company Transaction Expenses or paid by Seller or any of its Affiliates (other than the Company and its Subsidiaries).

Section 4.07 No Additional Representations or Warranties; No reliance.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, NONE OF SELLER, ANY OF ITS AFFILIATES (OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY CONTAINED IN ARTICLE III), ANY OF ITS OR THEIR RESPECTIVE REPRESENTATIVES, OR ANY OTHER PERSON, HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY TO BUYER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES, OR OPERATIONS, INCLUDING ANY REPRESENTATIONS AND WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF ANY EVALUATION MATERIAL OR ANY REPRESENTATIONS OR WARRANTIES ARISING FROM STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING OR A USAGE OF TRADE. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY DISCLAIMED BY SELLER.

(b) Seller (on behalf of itself and its Subsidiaries, including, prior to the Closing, the Company and its Subsidiaries) acknowledges and agrees that (i) none of Buyer, its Subsidiaries, or any of their respective Representatives is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Buyer in Article V; (ii) any claims Seller and its Subsidiaries may have for breach of a representation or warranty shall be based solely on the representations and warranties of Buyer expressly set forth in Article V; (iii) any claims Seller and its Subsidiaries may have for breach of a covenant shall be based solely on the covenants of Buyer expressly set forth in this Agreement; and (iv) no claim for any breach by Buyer of any representation, warranty, covenant or agreement (to the extent such covenant or agreement required performance before the Closing) set forth in this Agreement shall survive the Closing.

(c) Except for the representations and warranties expressly set forth in Article V, neither Buyer nor any of its Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Buyer or its Affiliates. Except for the representations and warranties expressly set forth in Article V (and then, in each case, only to the extent permitted in accordance with the limitations set forth in this Agreement), neither Seller nor any of its Subsidiaries, including, prior to the Closing, the Company and its Subsidiaries, has relied on any representation or warranty, express or implied, with respect to Buyer, its Subsidiaries or any other information provided or made available to Seller or any of its Subsidiaries, including, prior to the Closing, the Company and its Subsidiaries, in connection with the Contemplated Transactions. Seller (on behalf of itself and its Subsidiaries, including, prior to the Closing, the Company and its Subsidiaries) agrees, to the fullest extent permitted by applicable Law, that none of Buyer, its Subsidiaries or any of their respective Affiliates or Representatives will have or be subject to any liability on any basis (including in contract or tort, under federal or state securities laws or otherwise) to Seller, any Affiliate of Seller, or any of their respective Representatives based upon any information provided or made available, or statements made, to Seller, any Affiliates of Seller (including, prior to the Closing, the Company and its Subsidiaries) or any of their respective Representatives (or any omissions therefrom), beyond that set forth in Article V of this Agreement (and then only to the extent permitted in accordance with the limitations set forth in this Agreement), resulting from the distribution to Seller or its Representatives, or Seller’s use (including, prior to the closing, any such use by the Company and its Subsidiaries), of any such information.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer Disclosure Letter (and subject to Section 9.04), Buyer represents and warrants to Seller as follows as of the date hereof and as of the Closing Date:

Section 5.01 Organization. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Buyer is duly qualified or licensed and, with respect to jurisdictions that recognize the concept of good standing or a similar concept, in good standing to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.02 Authorization; Validity of Agreement. Buyer has the requisite corporate power and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is, or is specified to be, a party and to consummate the Contemplated Transactions hereunder and thereunder. The execution, delivery and performance by Buyer of the Transaction Documents to which it is, or is specified to be, a party, and the consummation by Buyer of the Contemplated Transactions hereunder thereunder, have been duly authorized by Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize Buyer’s execution, delivery and performance of any Transaction Document to which it is, or is specified to be, a party or the consummation by Buyer of the Contemplated Transactions hereunder and thereunder. This Agreement has been duly executed and delivered by Buyer. Assuming the due and valid authorization, execution and delivery of this Agreement by Seller and the Company, this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions. Assuming the due and valid authorization, execution and delivery thereof by each other party thereto, each other Transaction Document to which Buyer is specified to be a party (when executed and delivered by Buyer) shall constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03 Consents and Approvals; No Violations. Neither the execution, delivery or performance by Buyer of any Transaction Document to which it is, or is specified to be, a party, nor the consummation by Buyer of the Contemplated Transactions, will (a) conflict with or violate any provision of any Organizational Documents of Buyer; (b) result in a breach or violation of, or constitute (with or without due notice, lapse of time or both) a default or give rise to any right of termination, cancellation, modification or acceleration under, or require any notice, consent, approval, authorization or waiver under, any of the terms, conditions or provisions of any material Contract to which Buyer is a party or by which Buyer or any of its properties or assets may be bound; (c) violate any Laws applicable to Buyer or any of its material properties or assets; or (d) except for any required filings pursuant to the HSR Act, require on the part of Buyer any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority, except, in the cases of the foregoing clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.04 Proceedings; Orders. There are no Proceedings pending or, to the Knowledge of Buyer, threatened, against Buyer, nor are there any Orders naming Buyer, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. There are no Proceedings before or by any Governmental Authority pending or, to the Knowledge of Buyer, threatened, against Buyer, that seek to challenge, enjoin, restrain or prohibit the Contemplated Transactions.

Section 5.05 Purchase for Investment.

(a) Buyer is an “accredited investor” within the meaning of Section 506 of Regulation D promulgated under the Securities Act.

(b) The Common Share will be acquired for investment for Buyer’s own account and not with a view to the distribution of any part thereof (or participation therein) in violation of the Securities Act. Buyer does not have any Contract with any Person to sell, transfer, or grant participations with respect to the Common Share.

(c) Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Common Share and is capable of bearing the economic risks of such investment.

(d) Buyer acknowledges that the Common Share has not been registered under the Securities Act or under any state or foreign securities laws.

Section 5.06 Financing. Buyer has previously delivered to Seller true, correct and complete copies of an executed debt commitment letter, dated the date hereof, by and between the Financing Sources party thereto and Buyer (together with all annexes, schedules and exhibits (in each case, if any) thereto, the “Debt Commitment Letter”), pursuant to which the Financing Sources party thereto have committed, on the terms and subject to the conditions set forth therein, to lend the amounts set forth therein to Buyer for the purpose of financing the Contemplated Transactions (the “Debt Financing”). As of the date hereof, the Debt Commitment Letter is in full force and effect and (i) constitutes the legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, the Financing Sources party thereto, and (ii) is enforceable in accordance with its terms against Buyer, and, to the Knowledge of Buyer, the Financing Sources party thereto, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. As of the date hereof, the Debt Commitment Letter has not been amended, restated, replaced, supplemented or otherwise modified or waived, and no such amendment, restatement, replacement, supplement, modification or waiver is contemplated by Buyer (it being understood that the (i) inclusion of any market flex provisions in any fee letter with any Financing Source and (ii) the making of amendments or modifications to the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or other Financing Sources who had not executed the Debt Commitment Letter as of the date hereof and, in connection therewith, amend the economic and other arrangements with respect to the appointment of such additional lenders, lead arrangers, bookrunners, syndication agents or other Financing Sources, in each case, shall not be deemed to constitute any such amendment, restatement, replacement, supplement or other modification or waiver of the Debt Commitment Letter). As of the date hereof, the obligations and commitments contained in the Debt Commitment Letter have not been withdrawn or terminated or otherwise amended, restated, replaced, supplemented, modified, rescinded or waived in any respect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as set forth in this Agreement and the Debt Commitment Letter. Assuming the satisfaction of the conditions set forth in Section 7.01 and Section 7.02, as of the date hereof, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would constitute a material default or material breach under the Debt Commitment Letter on the part of Buyer or, to the Knowledge of Buyer, any of the other parties thereto. As of the date hereof, no Debt Financing Source has notified Buyer or any of its Affiliates of its intention to terminate or withdraw any of the Debt Financing, and assuming satisfaction of the conditions set forth in Section 7.01 and Section 7.02, to the Knowledge of Buyer, as of the date hereof, there are no facts or circumstances that would reasonably be expected to result in any of the conditions set forth in the Debt Commitment Letter not to be satisfied or that would be expected to result in the Debt Financing not being made available to Buyer at the Closing in an amount necessary (when taken together with cash on hand, marketable securities, available lines of credit, proceeds of debt issuances that are escrowed or otherwise set aside for such purpose, and other sources of immediately available funds (all such available amounts referred to in this parenthetical clause “Other Available Funds”)) to fund the Required Amount. Except for customary fee letters existing as of the date hereof relating to the Debt Financing (true and complete copies of which have been made available to Seller, with only fee amounts, market flex provisions, pricing terms, pricing caps and certain other economic terms (none of which would reduce the aggregate amount below the amount necessary (when taken together with Other Available Funds) to fund the Required Amount or affect the conditionality of the availability of the Debt Financing) redacted), there are no side letters or other agreements, Contracts or other arrangements related to the funding or investing, as applicable, of the full amount of the Debt Financing, other than as expressly set forth in the Debt Commitment Letter, that could adversely affect the availability of the Debt Financing. Buyer has fully paid, or caused to be fully paid, any and all commitment or other fees that are due and payable on or prior to the date hereof pursuant to the terms of the Debt Commitment Letter. Assuming (i) the satisfaction of the conditions in Section 7.01 and Section 7.02 and (ii) the Debt Financing is funded in accordance with the terms and conditions of the Debt Commitment Letter, upon funding of the Debt Financing, Buyer will have on the Closing Date funds (which for the avoidance of doubt includes the proceeds from the Debt Financing together with Other Available Funds) sufficient to fund all of the amounts required to be paid by Buyer on the Closing Date for the consummation of the Contemplated Transactions, including the payment of the Estimated Purchase Price (and any repayment or refinancing of debt contemplated by this Agreement or the Debt Commitment Letter) and any other amounts required to be paid by Buyer on the Closing Date in connection with the consummation of the Contemplated Transactions, including all related fees and expenses, and are sufficient for the satisfaction of all of Buyer’s payment obligations at Closing under this Agreement (collectively, the “Required Amount”).

Section 5.07 Brokers or Finders. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the Contemplated Transactions.

Section 5.08 Solvency. Buyer and its Subsidiaries are Solvent and, assuming the satisfaction of the conditions set forth in Section 7.02, immediately after giving effect to the Contemplated Transactions and the Debt Financing, Buyer and its Subsidiaries shall be Solvent. No transfer of property is being made, and no obligation is being incurred, in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer or any of its Subsidiaries (including, following the Closing, the Company and its Subsidiaries).

Section 5.09 Independent Investigation by Buyer; No Reliance.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V, NONE OF BUYER, ANY OF ITS AFFILIATES, ANY OF ITS OR THEIR RESPECTIVE REPRESENTATIVES, OR ANY OTHER PERSON, HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY TO SELLER OR THE COMPANY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO BUYER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES, OR OPERATIONS, INCLUDING ANY REPRESENTATIONS OR WARRANTIES ARISING FROM STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING OR A USAGE OF TRADE. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY DISCLAIMED BY BUYER.

(b) Buyer hereby acknowledges and affirms that (i) it has conducted and completed its own investigation, analysis and evaluation of the Company and its Subsidiaries; (ii) it has made all such reviews and inspections of the financial condition, business, results of operations, properties, assets and prospects of the Company and its Subsidiaries as it has deemed necessary or appropriate; (iii) it has had the opportunity to request all information it has deemed relevant to the foregoing from Seller, the Company or the Company’s Subsidiaries, to the extent in the possession of such Person, has received responses it deems adequate and sufficient to all such requests for information, has been permitted access to the books and records, facilities, equipment, Tax Returns, contracts, insurance policies (or summaries thereof), the Leased Premises and other assets of the Company and its Subsidiaries that Buyer and its Representatives have desired or requested to see or review (provided, however, that such access shall not include any invasive or subsurface investigation, sampling or testing); and (iv) Buyer and its Representatives have had an opportunity to meet with the officers, employees and other personnel of the Company and its Subsidiaries to discuss the business of the Company and its Subsidiaries. Further, Buyer hereby acknowledges and agrees that, in making its decision to enter into this Agreement and the other Transaction Documents to which it is specified to be a party and to consummate the Contemplated Transactions, it has relied solely on its own investigation, analysis and evaluation of the Company and its Subsidiaries and the representations and warranties set forth in this Agreement.

(c) Buyer acknowledges and agrees that (i) none of Seller, the Company, the Company’s Subsidiaries, or any of their respective Representatives is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in Article III or Article IV, (ii) any claims Buyer may have for breach of a representation or warranty shall be based solely on the representations and warranties of Seller expressly set forth in Article III or Article IV, (iii) any claims Buyer may have for breach of a covenant shall be based solely on the covenants of Seller and the Company expressly set forth in this Agreement and (iv) no claim for any breach by Seller or the Company of any representation, warranty, covenant or agreement (to the extent such covenant or agreement required performance before the Closing) set forth in this Agreement shall survive the Closing (except as may constitute Fraud).

(d) Except for the representations and warranties expressly set forth in Article III and Article IV, none of Seller, the Company, the Company’s Subsidiaries, or any of their respective Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any Evaluation Material or other information regarding Seller, the Company and/or the Company’s Subsidiaries. Except for the representations and warranties expressly set forth in Article III and Article IV (and then, in each case, only to the extent permitted in accordance with the limitations set forth in this Agreement), Buyer has not relied on any representation or warranty, express or implied, with respect to Seller, the Company, the Company’s Subsidiaries, the Evaluation Material or any other information provided or made available to Buyer in connection with the Contemplated Transactions. Buyer agrees, to the fullest extent permitted by applicable Law, that none of Seller, the Company, the Company’s Subsidiaries or any of their respective Affiliates or Representatives will have or be subject to any liability on any basis (including in contract or tort, under federal or state securities laws or otherwise) to Buyer, any Affiliate of Buyer, or any of their respective Representatives based upon any information provided or made available, or statements made, to Buyer, any Affiliates of Buyer or any of their respective Representatives (or any omissions therefrom), beyond that set forth in Article III and Article IV and of this Agreement and the Disclosure Letter (and then only to the extent permitted in accordance with the limitations set forth in this Agreement), resulting from the distribution to Buyer or its Representatives, or Buyer’s use, of any such information, except, in each case, as may constitute Fraud.

Section 5.10 Suspension and Debarment. During the past 24 months, neither Buyer nor any of its Subsidiaries nor, to the Knowledge of Buyer, any of their Principals (as defined in Federal Acquisition Regulation 2.101) has been debarred, suspended, or proposed for debarment or otherwise excluded from participation in the award of government contracts (excluding, for the purposes of this Section 5.10, ineligibility to bid on certain contracts due to generally applicable bidding requirements).

Section 5.11 No Foreign Person. Buyer is not, and Buyer and the Company will not be, at or immediately following the Closing, directly or indirectly owned or controlled by (a) a “foreign” Person or Persons for purposes of the ITAR, 22 C.F.R. Parts 120–130; (b) a

“foreign” Person for purposes of reviews of transactions conducted by the Committee on Foreign Investment in the United States under the Defense Production Act of 1950, as amended and codified at 50 U.S.C. Section 4565 and as implemented by regulations at 31 C.F.R. Part 800; (c) “foreign interest(s)” as defined in the NISPOM, such that any “foreign interest(s),” directly or indirectly, will own or have beneficial ownership of 5% or more of the outstanding shares of any class of the equity securities of Buyer or the Company or will subscribe to 5% or more of the total capital commitment of Buyer or the Company; or (d) a “foreign interest” as defined in the NISPOM, such that any “foreign interest”, directly or indirectly, will have the power, whether or not exercised, through contractual arrangements or other means, to direct or decide matters affecting the management or operations of Buyer or the Company.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of the Business Pending the Closing.

(a) From the date hereof through the earlier of the Closing or the termination of this Agreement (the “Interim Period”), except (i) as set forth in Section 6.01 of the Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly contemplated by this Agreement or the other Transaction Documents, (iv) subject to Section 6.01(d), as a result of the COVID-19 Measures or (v) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause its Subsidiaries to, (A) conduct their business in the Ordinary Course of Business, in all material respects, and (B) use commercially reasonable efforts to (1) preserve substantially intact their business organization and assets in all material respects; (2) preserve their current relationships with customers, suppliers, and other persons with which they have significant business relations; and (3) keep and maintain their assets and properties in substantially the same condition as they exist as of the date of this Agreement, ordinary wear and tear excepted; provided, that no action by the Company or any of its Subsidiaries with respect to matter specifically addressed by Section 6.01(b) shall be deemed to be a breach of this Section 6.01(a) unless such action would constitute a breach of Section 6.01(b).

(b) During the Interim Period, except (v) as set forth in Section 6.01 of the Disclosure Letter; (w) as required by applicable Law; (x) as expressly contemplated by this Agreement or the other Transaction Documents; (y) subject to Section 6.01(d), as a result of the COVID-19 Measures; or (z) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not and shall cause its Subsidiaries not to:

(i) transfer, grant, issue, sell, authorize, encumber or dispose of any Equity Interests of the Company or any of its Subsidiaries or any options, warrants, convertible securities calls or other rights to purchase or otherwise acquire Equity Interests of, or any stock appreciation, phantom stock or other similar right with respect to, the Company or any of its Subsidiaries;

(ii) effect any recapitalization, or otherwise reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Equity Interests of the Company or any of its Subsidiaries, or make any other similar change in the capitalization of the Company or any of its Subsidiaries;

(iii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization with respect to the Company or any of its Subsidiaries, or effect any of the foregoing;

(iv) amend the Organizational Documents of the Company or any of its Subsidiaries (whether by merger, consolidation or otherwise);

(v) make any material change in any method of accounting or accounting practice of the Company or any of its Subsidiaries, except as required by changes in GAAP;

(vi) make any material loans or material advances or capital contributions to, or investments in, any Person (other than the Company and its Subsidiaries), or forgive any Indebtedness for borrowed money, except for advances to employees or officers of the Company or any of its Subsidiaries for expenses incurred in the Ordinary Course of Business;

(vii) merge or consolidate with or acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, or similar Contract;

(viii) amend, waive, modify or consent to the termination of any Material Contract or Insurance Policy, or amend, waive, modify or consent to the termination of the Company’s or any of its Subsidiaries’ rights thereunder, or enter into any Contract, in each case other than in the Ordinary Course of Business;

(ix) make any capital expenditures or commitments therefor that, individually or in the aggregate, deviate from the annual capital expenditures budget for the Company and its Subsidiaries made available to Buyer by more than $3,000,000;

(x) sell, transfer, lease, sublease, mortgage, pledge or otherwise encumber or dispose of any of the properties or assets of the Company and its Subsidiaries, except for sales or disposals of property or assets not in excess of $1,000,000, individually or in the aggregate, and for sales or transfers of inventory in the Ordinary Course of Business;

(xi) amend, extend, renew, terminate or enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $200,000 per year in any single case, except in the Ordinary Course of Business;

(xii) enter into any Contract materially limiting in any way the ability of the Company or any of its Subsidiaries to conduct business or compete with any Person in any particular geographic location or line of business, other than the entry into teaming and exclusivity agreements in the Ordinary Course of Business;

(xiii) commence any Proceeding, other than (A) in the Ordinary Course of Business; (B) Proceedings seeking injunctive relief in order to prevent or mitigate potential harm to the Company and its Subsidiaries; or (C) counterclaims, motions for declaratory judgment or other Proceedings that are defensive in nature;

(xiv) declare, issue, make or pay any dividend or other distribution of assets in respect of any Equity Interests of the Company or any of its Subsidiaries (other than with respect to a dividend or distribution from any Subsidiary of the Company to the Company or any other Subsidiary of the Company);

(xv) incur any Indebtedness for borrowed money in excess of $500,000 in the aggregate or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, except in the Ordinary Course of Business or under the Company Credit Agreement; provided, that in no event shall the Company or any of its Subsidiaries, except as provided in Section 6.01(c), make any optional repayment of any indebtedness for borrowed money;

(xvi) except as otherwise required by this Agreement, applicable Law, an existing Employee Benefit Plan or an existing Contract pursuant to its terms in effect as of the date hereof, (A) materially increase any severance or termination pay or grant any retention bonus or change in control bonus; (B) hire or terminate (other than terminations for cause and replacement of individuals terminated for cause) the employment of any employee whose annual base salary exceeds $250,000 or any executive officer; (C) adopt, enter into, materially amend or terminate any Employee Benefit Plan (except changes to group healthcare or welfare benefits in connection with annual renewals in the Ordinary Course of Business); (D) enter into any collective bargaining or similar agreement; or (E) materially increase, or announce or promise a material increase in, the compensation or benefits payable to any current or former directors, managers, officers, individual service providers or any other employees, except in connection with general, ordinary course merit based increases as have been approved by the Company or its applicable Subsidiaries prior to the date hereof and set forth in Section 6.1(b)(xv) of the Disclosure Letter;

(xvii) enter into any Contract or transaction with Seller or any Affiliate thereof, or any Related Party of the Company (excluding the Company and its Subsidiaries), other than (A) any transactions contemplated by the Material Contracts (provided that such Contracts have been made available to Buyer); or (B) the reimbursement of expenses of any Affiliate of Seller in the Ordinary Course of Business pursuant to the Affiliate Contracts;

(xviii) make (except in the Ordinary Course of Business), change or revoke any material Tax election, change any material accounting period or material accounting method for Tax purposes, file any material amended Tax Return, enter into any closing agreement, settlement, or compromise of any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business), in each case, except as required by Law;

(xix) settle or offer to settle any pending or threatened Proceeding involving the Company or any of its Subsidiaries, other than any settlement solely for monetary relief to be paid in full prior to the Closing of not more than $1,000,000 individually and that does not involve any equitable relief or limitations on the conduct of the Company or any of its Subsidiaries and which does not include any material findings or admission or wrongdoing by the Company or any of its Subsidiaries;

(xx) accelerate the collection of accounts receivable or delay the payment of accounts payable, in each case, in a manner not in the Ordinary Course of Business;

(xxi) abandon or permit the lapse of any material Intellectual Property rights or any other material intangible asset used in the operation of the business of the Company or of its Subsidiaries except in the Ordinary Course of Business; or

(xxii) resolve, commit, enter into any Contract, or otherwise become obligated, to do anything prohibited by this Section 6.01(b).

(c) Notwithstanding the foregoing provisions of this Section 6.01, the Company and its Subsidiaries may, at or prior to the Closing, use all or any portion of cash or cash equivalents of the Company and its Subsidiaries to (i) repay any outstanding indebtedness under the Company Credit Agreement; or (ii) declare and pay cash dividends with respect to the Equity Interests of the Company and its Subsidiaries.

(d) If Seller or the Company determines to take any action or refrain from taking any action in accordance with Sections 6.01(a)(iv) or 6.01(b)(y), then (i) prior to so doing, to the extent reasonably practicable and permitted by applicable Law, Seller shall use commercially reasonable efforts inform and consult with Buyer, permit Buyer to review and discuss in advance, and consider in good faith the views of Buyer in connection with, any proposed action or inaction. Seller shall keep Buyer reasonably informed of the status of all material matters relating to such COVID-19 Measure, the actions or inactions being taken by Seller, the Company or its Subsidiaries with respect thereto, and afford Buyer and its Representatives, access to the Company’s and its Subsidiaries’ personnel, properties, Contracts and such other information concerning their business, properties and personnel as Buyer may reasonably request, in each case, in accordance with the terms of Section 6.02 and to the extent related to the COVID-19 Measure and Seller’s and the Company’s and its Subsidiaries’ response thereto.

(e) For the avoidance of doubt, and without limiting the operation of Section 6.01(a)-(d), nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct Seller’s, the Company’s or any of its Subsidiaries’ businesses. Prior to the Closing, Seller, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

Section 6.02 Access to Information.

(a) During the Interim Period, Seller and the Company will (i) give, and will cause the Subsidiaries of the Company to give, Buyer and its Representatives reasonable access, during normal business hours, to the senior-management employees, offices, properties, Tax Returns, books and records of the Company and its Subsidiaries, as Buyer may reasonably request from time to time; and (ii) furnish, and cause the Subsidiaries of the Company to furnish, to Buyer and its Representatives such financial, Tax and operating data and other information relating to the Company and its Subsidiaries, as Buyer may reasonably request from time to time; provided that (A) any actions to be performed by the Company or any of its Subsidiaries at the request of Buyer pursuant to this Section 6.02 shall be performed only following reasonable prior written notice from Buyer to the Company, in such manner as not to interfere unreasonably with the conduct of the business and operations of the Company and its Subsidiaries, and so as not to unduly burden the management team or resources of the Company and its Subsidiaries (it being agreed that the terms of such access shall be based on reasonable access procedures specified by the Company or, as applicable, customers or suppliers (after taking into account any proposals made by Buyer in such regard)); and (B) all out-of-pocket costs incurred by the Company and its Subsidiaries in connection with such actions shall be at the expense of Buyer; provided, further, that, without the prior written consent of the Company, Buyer and its Representatives shall not be entitled to any such access, information or documents (1) to the extent that access to, or disclosure of, such information or documents would, pursuant to the advice of the Company’s legal counsel, waive or jeopardize, or reasonably be expected to waive or jeopardize, the attorney-client privilege or the application of the attorney-work-product doctrine; (2) the disclosure of which is restricted by any Law or Order applicable to the Company or any of its Subsidiaries; (3) the disclosure of which would violate the terms and conditions of any Contract between the Company or any of its Subsidiaries, on the one hand, and a Third Party, on the other hand, including customers, vendors and subcontractors; or (4) if such access is reasonably like to violate any COVID-19 Measures. The Company may elect to limit, or cause any of its Subsidiaries to limit, disclosure of any information to certain Persons designated as a “clean team” by Buyer (which Persons must be reasonably acceptable to the Company). Notwithstanding anything to the contrary set forth in this Agreement, Buyer is not authorized to and shall not (and shall cause its Affiliates and its and their respective Representatives not to) (I) contact any customer, supplier or other material business relation of the Company or any of its Subsidiaries in connection with the Contemplated Transactions; and (II) perform invasive or subsurface investigations of the Leased Premises, in each case, prior to the Closing without the prior written consent of the Company, which may be withheld for any reason or no reason.

(b) Buyer shall, and shall cause its Affiliates and its and their respective Representatives to, abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to it, its Affiliates or its or any of their respective Representatives pursuant to this Section 6.02.

(c) Without limiting the foregoing, it is acknowledged and agreed that certain Contracts of the Company and its Subsidiaries may contain confidentiality or non-disclosure provisions requiring the specific approval of customers or other Persons for disclosure of the terms thereof to Buyer and its Representatives. During the Interim Period, the Company shall also cooperate in good faith with Buyer to identify and implement an alternative means, if and to the extent permitted by applicable Law, for Buyer to be granted access to (i) such Contracts (or the pertinent terms, conditions, provisions and/or information set forth in such Contracts) if any applicable approvals (if any) with respect to such Contracts have not been received; and (ii) any documents or information to which Buyer is not granted access pursuant to this Section 6.02 due to prohibitions under applicable Law or the terms of any Contract.

Section 6.03 Notices from Governmental Authorities. Without limiting the obligations set forth in Section 6.09, from the date hereof through the Closing Date, each of Seller and the Company shall, and shall cause the Subsidiaries of the Company to, promptly notify and, to the extent permitted by applicable Law, furnish copies to Buyer of any material notice or other communication from any Governmental Authority to the Company or any of its Subsidiaries in connection with the Contemplated Transactions.

Section 6.04 Affiliate Transactions. Except as set forth in Section 6.04 of the Disclosure Letter, the Company shall cause, effective as of the Closing, each Affiliate Contract (including those related to management and similar fees payable by the Company or any of its Subsidiaries to Seller or any Affiliate thereof) to be terminated, without any post-Closing liability or obligation of the Company and its Subsidiaries, as applicable, thereunder (other than in respect of any customary indemnification and contribution provisions set forth therein).

Section 6.05 [Reserved].

Section 6.06 Access. For a period of seven years after the Closing Date, subject to Section 6.11(e), Buyer shall, and shall cause each of the Company and its Subsidiaries to, afford to Seller and its Representatives reasonable access, upon reasonable advance written notice, to the Company’s and its Subsidiaries’ respective properties, books of account, financial and other records (including accountants’ work papers), senior-management employees and auditors, in each case, to the extent necessary in connection with any audit, investigation, dispute or litigation or other reasonable business purpose relating to Seller’s rights or obligations under this Agreement or any of the other Transaction Documents or otherwise in connection with the Contemplated Transactions or to determine any matter relating to any period ending on or before the Closing Date; provided that any such access by Seller shall be during normal business hours and shall not unreasonably interfere with the conduct of the business of Buyer and its Subsidiaries, including the Company and its Subsidiaries; provided, further, that, without the prior written consent of Buyer, Seller and its Representatives shall not be entitled to any such access, information or documents (a) to the extent that access to, or disclosure of, such information or documents would, pursuant to the advice of Buyer or the Company’s legal counsel, waive or jeopardize, or reasonably be expected to waive or jeopardize, the attorney-client privilege or the application of the attorney-work-product doctrine; (b) the disclosure of which is restricted by any Law or Order applicable to the Company or any of its Subsidiaries; (c) the disclosure of which would violate the terms and conditions of any Contract between the Company or any of its Subsidiaries, on the one hand, and a Third Party, on the other hand, including customers, vendors and subcontractors; or (d) if such access is reasonably like to violate any COVID-19 Measures, it being agreed that, in the event that the restrictions of the foregoing clauses (a) through (d) apply, Buyer shall cooperate in good faith with Seller to identify and implement an alternative means, if and to the extent permitted by applicable Law, for Seller to be granted access to such information.

Section 6.07 Directors’ and Officers’ Indemnification; Insurance.

(a) Buyer agrees that all rights to indemnification, advancement of expenses and exculpation now existing in favor of each individual who, as of the Closing Date, is a present or former director or officer of the Company or any of its Subsidiaries (the “Covered Persons”) as provided in the Organizational Documents of the Company and its Subsidiaries, as applicable, in effect as of the date hereof, shall, with respect to matters occurring prior to the Closing Date, survive the Closing and continue in full force and effect for six years after the Closing Date. Until the sixth anniversary of the Closing Date, the Organizational Documents of the Company and its Subsidiaries, as applicable, shall, with respect to matters occurring prior to the Closing Date, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Covered Persons than those set forth in the Organizational Documents of the Company and its Subsidiaries, as applicable, in effect as of the date hereof, and such provisions shall not be amended, repealed or the rights thereunder of any Covered Person as of the Closing Date adversely affected, with respect to matters occurring prior to the Closing Date. From and after the Closing, as between Seller and its Affiliates (other than the Company and its Subsidiaries), on the one hand, and Buyer and its Affiliates (including, following the Closing, the Company and its Subsidiaries), on the other hand, Buyer and the Company hereby agree that their obligations described in this Section 6.07(a) are primary, and any obligation of Seller and its Affiliates (other than the Company and its Subsidiaries) to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Covered Persons are secondary.

(b) Prior to the Closing Date, Buyer shall, at its sole cost and expense, purchase, or reimburse the Company and its Subsidiaries for their purchase of, a “tail” directors’ and officers’ liability insurance policy effective as of the Closing that (i) has an effective term of six years from the Closing; (ii) covers each Person currently covered by the Company’s and the Company’s Subsidiaries’ directors’ and officers’ liability insurance coverage in effect on the date of this Agreement for actions and omissions occurring at or prior to the Closing; and (iii) contains terms that are no less favorable than those of the Company’s and the Company’s Subsidiaries’ directors’ and officers’ insurance coverage in effect on the date of this Agreement; provided that the total cost of such “tail” policy shall not exceed 300% of the annual premium paid in respect of the Company and the Company’s Subsidiaries’ directors’ and officers’ liability insurance coverage in effect on the date of this Agreement.

(c) In the event that Buyer, the Company, any Subsidiaries of the Company, or any of their respective successors or assigns after the Closing (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or a substantial portion of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or the Company and its Subsidiaries, as applicable (or their successors or assigns), assume the obligations of Buyer and/or the Company and its Subsidiaries, as applicable (or their successors or assigns), as contemplated by this Section 6.07.

Section 6.08 Employee Matters.

(a) For a period of one year following the Closing Date, Buyer shall cause the Company and its Subsidiaries to, or its or their Affiliates to, provide employees of the Company and its Subsidiaries as of the Closing who continue employment with Buyer, the Company or their respective Affiliates (“Continuing Employees”) with (i) a base salary or wage rate at least equal to the Continuing Employees’ base salary or wage rate in effect as of immediately prior to the Closing, (ii) incentive compensation opportunities (excluding equity and equity-based incentive compensation, retention and change in control bonuses) that are no less favorable in the aggregate than those in effect for such Continuing Employee immediately prior to the Closing and (iii) other benefits (other than defined benefit pension benefits and retiree medical benefits, equity and equity-based incentive compensation, retention and change in control bonuses) that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Closing.

(b) For purposes of eligibility to participate, vesting and, with respect to severance and vacation benefits only, determining the level of benefits, under the employee benefit plans of the Buyer and its Subsidiaries and their Affiliates providing benefits to any Continuing Employees after the Closing (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries before the Closing (including predecessor or acquired entities or any other entities for which the Company and its Subsidiaries have given credit for prior service), to the same extent as such Continuing Employee was entitled, before the Closing, to credit for such service under the corresponding Employee Benefit Plan, except for purposes of benefit accrual under defined benefit plans, or to the extent such credit would result in a duplication of accrual of benefits. In addition, and without limiting the generality of the foregoing, (i) Buyer or one of its Affiliates (including the Company and its Subsidiaries), as applicable, shall use commercially reasonable efforts to ensure that each Continuing Employee will be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Employee Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately before the Closing (such plans, collectively, the “Old Plans”); and (ii) Buyer and its Affiliates (including the Company and its Subsidiaries) shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the similar or comparable Employee Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately before the Closing ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Nothing contained herein shall be construed as requiring, and the Company and its Subsidiaries shall take no action that would have the effect of requiring, the Company or its Subsidiaries or Buyer to continue any specific employee benefit plans or to continue the employment of any specific individual. The provisions of this Section 6.08 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefits plans maintained for or provided to employees prior to or following the Closing or (ii) confer upon or give to any Person, other than the Parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.08) under or by reason of any provision of this Agreement.

(d) Without limiting Buyer’s obligations set forth in Section 6.08(a), if requested by the Buyer no fewer than 15 Business Days before the Closing Date, the Company shall use commercially reasonable efforts to (i) terminate any Employee Benefit Plan with a cash or deferred arrangement under Section 401(k) of the Code (the “401(k) Plan”), effective as of the day before the Closing Date, which action(s) may be subject to the occurrence of the Closing; and (ii) provide Buyer copies of the corporate actions to effect the termination of any such plan for Buyer’s reasonable review and comment at least five Business Days before they are adopted.

(e) The Company’s short-term incentive plans for the fiscal year ending September 30, 2021 (the “FY 2021 STIPS”) shall be funded and paid out based on the greater of the amount accrued by the Company for the FY 2021 STIPS in respect of the full fiscal year or actual performance for such fiscal year, as determined in the Company’s ordinary course of business consistent with past practice and based on the same calculations/methodologies previously implemented by the Company. If payments under the FY 2021 STIPS have not been paid in accordance with the foregoing sentence prior to the Closing, Buyer shall pay, or cause the Company to pay, each Continuing Employee his, her or their earned bonus payment amount, as determined in accordance with the foregoing sentence, at the time such FY 2021 STIPS would normally be paid in the Company’s ordinary course of business and consistent with past practice. In the event that a bonus recipient’s employment with Buyer, the Company or any of their respective Subsidiaries is terminated involuntarily by Buyer, the Company or such Subsidiary (or as a result of death or disability) prior to September 30, 2021, Buyer shall pay, or shall cause to be paid, such employee’s bonus payment under the FY 2021 STIPS, prorated for the number of days that such employee was employed during the 2021 fiscal year. In the event that a bonus recipient’s employment with the Company is terminated involuntarily by the Company (or as a result of death or disability) on or following September 30, 2021 but prior to the date on which payments under the FY 2021 STIPS have been made, Buyer shall pay, or shall cause the Company to pay, such employee’s full bonus payment under the FY 2021 STIPS. Any bonus payments payable to terminated employees pursuant to this Section 6.07(e) shall be paid at the same time that payments under the FY 2021 STIPS are paid to Continuing Employees generally.

(f) Within 30 days of the date of this Agreement, Seller shall make available to Buyer, for each employee providing services to the Company or any of its Subsidiaries, (i) title (including whether full or part time); (ii) hire date; (iii) employing entity; (iv) exempt/nonexempt classification; (v) work location; (vi) visa status; (vii) active/inactive status and anticipated return to work date; (viii) union status; (ix) active/inactive status (and anticipated return to work date); (x) current annual base salary or hourly rate; and (xi) commission, bonus or other incentive-based compensation.

Section 6.09 Reasonable Best Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, including the requirements set forth in this Section 6.09, Buyer and Seller will use their respective reasonable best efforts to take, or cause to be taken (including by causing any Affiliates to take actions), all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the Contemplated Transactions, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all registrations, filings, applications and notices that are necessary, proper or advisable to consummate the Contemplated Transactions; and (ii) obtaining and maintaining all consents, approvals or waivers from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Contemplated Transactions. Seller, Buyer and the Company agree to (and the Company, prior to the Closing, agrees to cause its Subsidiaries to, and Buyer, after the Closing, agrees to cause the Company and its Subsidiaries to) execute and deliver such other documents, certificates, agreements and other writings and to take such other actions reasonably requested by the other Parties as may be necessary or desirable in order to consummate or implement expeditiously the Contemplated Transactions on the terms set forth herein, including submitting a “Material Change Notification” to the U.S. State Department, Directorate of Defense Trade Controls within five days of the Closing to the extent required pursuant to International Traffic in Arms Regulations § 122.4(a).

(b) During the Interim Period, Seller and Buyer shall (i) cooperate in good faith with each other (A) in determining whether any action, consent, approval or waiver of, or registration, filing or application with, or giving of any notice to, any Governmental Authority or other Person (whether a party to a Material Contract or otherwise), in addition to those set forth in Section 3.03 and Section 4.03 of the Disclosure Letter, is reasonably necessary or advisable in connection with the consummation of the Contemplated Transactions; and (B) in obtaining any action, consent, approval or waiver, or making a registration, filing or application with, or giving any notice to, any Person identified pursuant to clause (A) of this sentence or Section 6.09(c) or set forth in Section 3.03 or Section 4.03 of the Disclosure Letter and to any third parties under the Subcontracts to the extent required in connection with the Contemplated Transactions pursuant to the terms of the Subcontracts; and (ii) seek to use their respective reasonable best efforts to obtain, make or give any of the foregoing on a timely basis.

(c) In furtherance and not in limitation of the foregoing, during the Interim Period, Seller and Buyer each shall proceed diligently and use their respective reasonable best efforts (and Seller shall cause the Company to use its reasonable best efforts, as applicable) to (i) make or cause to be made all filings required of such Party or any of its Subsidiaries or Affiliates under the HSR Act with respect to the Contemplated Transactions as promptly as practicable and, in the case of such filings under the HSR Act, in any event within eight Business Days after the date of this Agreement; (ii) comply with or otherwise resolve, at the earliest practicable date, any request from the FTC, the Antitrust Division or any other Governmental Authority for additional information, documents or other materials under the HSR Act in respect of such registrations, filings, applications or notices or the Contemplated Transactions; and (iii) cooperate with the other Parties in connection with preparing, making or giving any such registration, filing, application or notice (including, to the extent permitted by applicable Law, providing copies of all such documents or materials to the other Parties prior to making or giving any such registration, filing, application or notice and considering all reasonable additions, deletions or changes suggested by the other Parties in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or any other Governmental Authority under any Antitrust Laws, with respect to any such registration, filing, application or notice of the Contemplated Transactions. The Parties shall seek early termination of the waiting period under the HSR Act. Each Party shall use reasonable best efforts to, as promptly as practicable, furnish to the other Parties all information, documents or other materials required for any registration, filing, application or notice to be made by the other Parties pursuant to the HSR Act or any other Antitrust Law in connection with the Contemplated Transactions; provided, however, that no Party shall be required to furnish a copy of its (or any of its Affiliate’s) Notification and Report Form submitted to the FTC or the Antitrust Division pursuant to the HSR Act or any attachment thereto (unless necessary to any other Party’s completion of its (or the completion by any of the other Party’s Affiliates) Notification and Report Form), to the other Parties. No Party shall independently participate in any formal or substantive meeting or discussion with, or hearings before, any Governmental Authority in respect of any such registrations, filings, applications, notices, investigations or other inquiries without giving the other Parties reasonable prior written notice of the meeting, discussion or hearing and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the HSR Act in connection with the Contemplated Transactions. Each Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 6.09 or otherwise as “outside counsel only”. Such materials and the information contained therein shall be given only to the outside legal counsel and advisors of the Parties to whom such materials or information is necessary to provided and will not be disclosed by such outside counsel or advisors to employees, officers or directors of such Party or any Affiliate thereof, unless express written permission is obtained in advance from the source of the materials. Each Party will cause prompt written notification to be provided to the other Parties when it obtains, takes, makes or gives any consent, approval, action, registration, filing or notice referred to in clause (i) of the first sentence of this Section 6.09(c), and will advise the other Parties of any oral or written communications and, unless precluded by applicable Law, provide copies to the other Parties of any such written communications (or written summaries of any oral communications) with any Governmental Authority regarding any of the Contemplated Transactions to the extent related to Antitrust Laws or related approvals or clearances. Buyer shall be fully responsible for any and all filing and similar fees related to filing under the HSR Act. Notwithstanding anything in this Agreement to the contrary, Buyer shall, on behalf of the Parties, control and lead all strategy and communications with the FTC, the Antitrust Division, and any other Governmental Authority relating to the Antitrust Laws, subject to good faith consultations with the Company and the inclusion of the Company at meetings with any Governmental Authority with respect to any discussion related to the Contemplated Transaction and the Antitrust Laws.

(d) Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall take, and shall cause its Affiliates to take, any and all unconditional and unqualified action necessary to obtain any necessary approval or obtain the expiration of any waiting or suspension period under the HSR Act and to prevent the initiation of any lawsuit by any Governmental Authority under any Antitrust Laws and to or to prevent the entry of any Order under Antitrust Laws that would otherwise make the Contemplated Transactions unlawful, including actions (i) to sell, license, otherwise dispose of or hold separate, or agree to sell, license, otherwise dispose of or hold separate, any entities, assets, technology, Intellectual Property rights or facilities of the Company or the Company’s Subsidiaries before or after the Closing, including, if necessary, the entire business of the Company and its Subsidiaries to be acquired through the Contemplated Transactions; (ii) to terminate, amend or assign existing relationships or contractual rights and obligations of the Company or the Company’s Subsidiaries; (iii) to amend, assign or terminate existing licenses or other agreements or enter into new licenses or other agreements of the Company or the Company’s Subsidiaries; or (iv) to change or modify any course of conduct or otherwise make any commitment (to any Governmental Authority or otherwise) regarding future operations of Buyer, the Company or the Company’s Subsidiaries. Notwithstanding anything to the contrary herein, without Buyer’s prior written consent, neither the Company nor any of its Subsidiaries may take, nor shall Buyer or any of its Affiliates be required to take, any action pursuant to this Section 6.09 or any other provision hereof that has, or would reasonably be expected to have, a material adverse effect on the business, operations and assets of the Company and their respective Subsidiaries (taken as a whole). For the avoidance of doubt, Seller shall (and shall cause the Company to, as applicable) cooperate in good faith with Buyer, and use its reasonable best efforts to assist Buyer in the foregoing.

(e) During the Interim Period, the Company, its Subsidiaries, Buyer and Seller shall cooperate and use reasonable best efforts to take all required and advisable steps to maintain any facility security clearances held by the Company and its Subsidiaries following the Closing. Within five Business Days of the Closing, the Company and its Subsidiaries, as applicable, shall prepare and submit to DCSA and, to the extent applicable, any other CSA, notification of the Contemplated Transactions pursuant to the NISPOM and any other applicable U.S. national or industrial security regulations. The Company, the Company’s Subsidiaries, Buyer, and Seller, as applicable, shall promptly provide DCSA or any other CSA with all necessary information within their respective control to respond to any inquiries made by DCSA or a CSA.

Section 6.10 Public Announcements. No Party shall issue any press release or public announcement concerning this Agreement or the Contemplated Transactions without obtaining the prior written approval of the other Parties (which approval shall not be unreasonably withheld, delayed or conditioned) unless, in the reasonable judgment of such Party, disclosure is otherwise required by applicable Law (including the United States securities Laws) or the rules or regulations of any securities exchange; provided that, to the extent any such disclosure is required by applicable Law or the rules or regulations of any securities exchange, the Party intending to make such disclosure shall reasonably consult with the other Parties with respect to the content and timing of any such disclosure before such disclosure is made. Notwithstanding the foregoing, but subject to the Confidentiality Agreement, nothing in this Section 6.10 shall prevent any Affiliate of Seller that is a private equity or similar investment fund, or any manager or general partner of any such fund, from reporting or disclosing with respect to fundraising, marketing, informational or reporting activities, on a confidential basis, to its partners, investors, potential investors or similar parties (in each case that are bound to an obligation of confidentiality with respect to), general information regarding this Agreement and the Contemplated Transactions.

Section 6.11 Certain Tax Matters.

(a) Buyer shall be liable for, and shall pay, in a due and timely manner all sales, use, value added, documentary, stamp duty, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes (excluding, for the avoidance of doubt, any Taxes imposed on or by reference to income or gains) (“Transfer Taxes”) arising out of or in connection with or attributable to the transfer and sale of the Common Share at the Closing. Buyer shall prepare all Tax Returns in respect of Transfer Taxes and Seller shall use commercially reasonable efforts to cooperate in the preparation and filing of such Tax Returns to the extent required pursuant to applicable Law.

(b) Notwithstanding anything contained in this Agreement to the contrary, any transactions undertaken by the Company or any of its Subsidiaries outside of the Ordinary Course of Business that occur after the Closing on the Closing Date shall not be included in any Pre-Closing Tax Period.

(c) For purposes of this Agreement, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax related to the Pre-Closing Tax Period shall (i) in the case of any property Taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days during the Straddle Period on or prior to the Closing Date and the denominator of which is the number of days in such Straddle Period, and (ii) in the case of any Tax other than a property Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date.

(d) Notwithstanding any other provision in this Agreement to the contrary, any Tax sharing, allocation or indemnity agreement between the Company or any of its Subsidiaries, on the one hand, and Seller or any of its Affiliates, on the other, shall be terminated prior to the Closing Date and, after the Closing, none of Buyer and its Affiliates (including the Company or any of its Subsidiaries) shall be bound thereby or have any liability thereunder.

(e) Without limiting the obligations set forth in Section 6.02, from and after the Closing, Seller and Buyer shall provide the other with such information available to the Party of whom such request is made as may be reasonably requested in connection with the calculation of the Pre-Closing Tax Amount, the filing of any Tax Return, or the defense of any audit or other examination by any Governmental Authority or any judicial or administrative proceeding relating to Taxes. Such cooperation shall include promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Authority that relate to Taxes. Notwithstanding anything to the contrary in this Agreement, Seller shall not be permitted to examine any Tax Returns or related Tax information of (i) Buyer and/or any of its Affiliates, or (ii) the Company or any of its Subsidiaries relating to a taxable period (or portion thereof) beginning after the Closing Date.

(f) Prior to the Closing, the Company shall (i) use commercially reasonable efforts to obtain from each “disqualified individual” (as defined in Section 280G(c) of the Code) a waiver by such individual of any and all payments and benefits contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that such payments and benefits would not be “excess parachute payments” under Section 280G of the Code (the “Waived 280G Benefits”) and (ii) submit to its stockholders for a vote all such Waived 280G Benefits in a manner and form that is intended to comply with the stockholder approval procedures set forth in Section 280G(b)(5)(B) of the Code such that, if such vote is adopted by stockholders of the Company in accordance with such requirement(s), no payment received by such “disqualified individual” would be a “parachute payment” under Section 280G(b) of the Code. The Company agrees to provide to Buyer written drafts of the stockholder disclosure statement, waivers, and stockholder approval forms that will be provided to disqualified individuals and stockholders reasonably in advance of delivering such documents to the disqualified individuals and stockholders, as applicable, to allow Buyer and its representatives a reasonable opportunity to provide comments on such documents, and to consider and incorporate any such reasonable comments in good faith.

Section 6.12 Non-Solicitation. Except as set forth on Section 6.12 of the Disclosure Letter, for a period of 18 months from the Closing, Veritas Capital Fund Management, L.L.C. shall not, and shall cause the investment funds and management companies affiliated therewith (but excluding any portfolio company owned, managed or controlled, directly or indirectly, by Veritas Capital Fund Management, L.L.C. and/or such affiliated investment funds or management companies) not to, hire, solicit or engage in any activity to induce any Employee to terminate his or her employment with the Company and its Subsidiaries, or to become employed by or to enter into a business relationship with any other Person, except that the foregoing restriction shall not include general solicitations of employment or hiring of persons responding to general solicitations of employment (including general advertising via periodicals, the internet and other media) not specifically directed towards Employees. For purposes of this Section 6.12, the term “Employee” means any individual who is a management-level employee of the Company and its Subsidiaries during the three-month period prior to the Closing Date, but excludes any individual (a) whose employment with the Company or its Subsidiaries (i) has been involuntarily terminated or (ii) is terminated at least six months prior to the solicitation or hiring in question or (b) who has received a notice of termination with respect to such employment. For the avoidance of doubt, nothing set forth herein shall limit the actions of any portfolio company affiliated with Veritas Capital Fund Management, L.L.C. and/or its affiliated investment funds or management companies.

Section 6.13 Alternative Transactions. During the Interim Period, none of Seller, the Company or any of its Subsidiaries shall, and Seller shall cause its Affiliates and Representatives not to, directly or indirectly, (a) encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group (other than any Party or any Affiliate, associate or designee of any Party) concerning any proposal for the sale, merger, combination, joint venture or other transaction involving all or any part of the Equity Interests, assets, business or properties of the Company or any of its Subsidiaries (a “Competing Transaction”), other than providing information in connection with the Contemplated Transactions in accordance with the terms hereof; (b) enter into or participate in any negotiations, or initiate any discussions or continue any discussions initiated by others, regarding any Competing Transaction, or furnish to any other Person any information with respect to the assets or business of the Company or any of its Subsidiaries for the purpose of pursuing a possible Competing Transaction; or (c) otherwise participate in, assist, facilitate or encourage any effort or attempt by any other Person to do any of the foregoing. If at any time during the Interim Period, Seller, the Company or any of its Subsidiaries receives a proposal or inquiry related to a Competing Transaction or that could lead to a Competing Transaction, Seller will promptly (but in no event later than two Business Days following the receipt of such proposal or inquiry) provide notice of such proposal or inquiry to Buyer, including the identity of the Person making such proposal or inquiry and copies of any written submissions (or summaries of any oral statements) setting forth the terms of any such Competing Transaction. During the Interim Period, Seller and the Company will, and each will cause their respective officers, directors, Affiliates, employees, agents and other Representatives to, (i) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer and its Representatives) conducted heretofore with respect to any Competing Transaction; (ii) terminate all physical and electronic data room access previously granted to any Person other than Buyer and its Representatives; and (iii) promptly request each Person that has executed a confidentiality agreement in the last 12 months in respect of a Competing Transaction to return or destroy all information heretofore furnished to such Person or its Representatives by or on behalf of Seller, the Company or any of its Subsidiaries.

Section 6.14 Financing.

(a) Buyer shall use its reasonable best efforts to take, or cause to be taken, and, to the extent applicable, shall cause its Subsidiaries to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to consummate and obtain the Debt Financing at the Closing on the terms and subject to the conditions set forth in the Debt Commitment Letter (including giving effect to the market flex provisions of any related fee letter in accordance with the terms thereof), including using reasonable best efforts to (i) maintain in effect the Debt Commitment Letter (until the termination thereof in accordance with its terms) and negotiate and enter into definitive agreements with respect thereto (the “Definitive Financing Agreements”) on the terms and subject to the conditions contemplated by the Debt Commitment Letter (including giving effect to the market flex provisions of any related fee letter in accordance with the terms thereof) and except as otherwise expressly permitted to be amended, restated, replaced, supplemented or otherwise modified or waived in accordance with this Section 6.14(a) and, promptly after execution thereof, deliver to the Company a copy of any Definitive Financing Agreements to the extent effective prior to the funding of the Debt Financing; (ii) satisfy on a timely basis all conditions applicable to Buyer in order for Buyer to obtain the Debt Financing, as applicable, set forth in the Debt Commitment Letter and the Definitive Financing Agreements; (iii) fully enforce the respective counterparties’ obligations and Buyer’s rights under the Debt Commitment Letter; and (iv) upon satisfaction or waiver of all conditions in the Debt Commitment Letter (and the Definitive Financing Agreements) and satisfaction or waiver of the conditions set forth in Sections 7.01 and 7.02 to the obligations of Buyer, consummate the Debt Financing at the Closing. If any portion of the Debt Financing becomes unavailable on the terms and conditions described in the Debt Commitment Letter (and such portion, when taken together with Other Available Funds, is necessary for Buyer to satisfy its payment obligations hereunder and under the Debt Commitment Letter at Closing), Buyer shall (i) promptly notify Seller of such occurrence and (ii) use its reasonable best efforts to obtain alternative financing (the “Alternative Financing”) from alternative sources in an amount that, when taken together with Other Available Funds, is at least the amount necessary to fund the Required Amount, on terms and subject to conditions that are not less favorable to Buyer, in the aggregate (taking into account any market flex provisions), than the terms and conditions as set forth in the Debt Commitment Letter promptly following the occurrence of such event. For the purposes of this Agreement, all references to the Debt Financing shall be deemed to include the Alternative Financing and all references to the Debt Commitment Letter shall include the applicable documents for the Alternative Financing. Buyer shall not, without the prior written consent of Seller, terminate or consent to the termination of the Debt Commitment Letter prior to the expiration thereof in accordance with its terms or amend, restate, replace, supplement or otherwise modify, or waive any of its rights under, the Debt Commitment Letter and/or substitute other debt financing (other than any debt securities offering or other debt financing for the purpose of funding the Contemplated Transactions which is funded prior to the Closing Date which reduces the amount of the Debt Financing in accordance with the terms of the Debt Commitment Letter as in effect on the date hereof) for all or any portion of the Debt Financing from the same and/or alternative Financing Sources, provided that, notwithstanding anything to the contrary contained in this Agreement, Buyer may effect any such amendment, restatement, replacement, supplement or other modification to or waiver of any of its rights under the Debt Commitment Letter and/or substitution of other debt financing for all or any portion of the Debt Financing, in each case, so long as the foregoing (i) does not reduce the aggregate amount of the Debt Financing below the amount necessary, when taken together with Other Available Funds, to fund the Required Amount (including by changing the amount of fees to be paid or original issue discount of the Debt Financing, except as set forth in any market flex provisions of any related fee letter); (ii) does not impose new or additional conditions or otherwise expand any of the conditions, or amend or modify any of the conditions, to the Debt Financing, in each case, in a manner that would be reasonably expected to make it materially less likely that the Debt Financing will be funded; and (iii) would not be reasonably likely to (A) prevent or materially delay or impair the ability of Buyer to consummate the Contemplated Transactions or (B) adversely impact the ability of Buyer to enforce its rights against the Financing Sources that are party to the Debt Commitment Letter (for the avoidance of doubt, as the Debt Commitment Letter may have been theretofore amended, restated, replaced, supplemented or otherwise modified, or waived in accordance with this Section 6.14(a)) (provided that (1) in any event, Buyer may amend the Debt Commitment Letter to implement any market flex provisions of any fee letter relating to the Debt Financing or to add lenders, lead arrangers, bookrunners, syndication agents or other Financing Sources who had not executed the Debt Commitment Letter as of the date hereof and, in connection therewith, amend the economic and other arrangements with respect to the appointment of such additional lenders, lead arrangers, bookrunners, syndication agents or other Financing Sources; and (2) Buyer shall (I) disclose to Seller promptly its intention to so amend, waive or replace the Debt Commitment Letter and (II) promptly furnish to Seller copies of any agreements or other documentation (as may be redacted as necessary or appropriate) with respect to such amendment, restatement, replacement, supplement, modification or waiver). The Buyer shall not release or consent to the termination of the obligations of the Financing Sources and other Persons under the Debt Commitment Letter except in accordance with the immediately preceding sentence.

(b) Buyer shall not, and shall not permit any of its Affiliates to, take any action not otherwise required or expressly permitted under this Agreement that is a breach of, or would result in termination of, the Debt Commitment Letter (other than a termination by Buyer of the Debt Commitment Letter to the extent that Other Available Funds are sufficient to fund the Required Amount). Buyer shall refrain from taking, directly or indirectly, any action not otherwise required or expressly permitted under this Agreement that would reasonably be expected to result in the failure of any of the conditions contained in the Debt Commitment Letter or in any Definitive Financing Agreement. Buyer shall give Seller prompt written notice of (i) any actual breach or bona fide, threatened in writing breach of the Debt Commitment Letter of which Buyer becomes aware; and (ii) the receipt, on or prior to the Closing Date, of any written notice or other written communication from the Financing Sources with respect to any actual material breach, material default, termination or repudiation by any party to the Debt Commitment Letter or any Definitive Financing Agreement. Buyer shall promptly, to the extent reasonably requested in writing by Seller or their Representatives relating to the Debt Financing, inform Seller and their Representatives of the status of its efforts to arrange the Debt Financing in reasonable detail, including any Alternative Financing as contemplated by this Section 6.14, and including with respect to the matters contemplated by this Section 6.14(b). Buyer shall, to the fullest extent permitted by Law, indemnify and hold harmless the Seller, the Company, the Subsidiaries of the Company and each of their respective Representatives, from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement of the Debt Financing (provided that, for the avoidance of doubt and without prejudice to the Seller’s right to obtain the Buyer Termination Fee, the failure to obtain the Debt Financing, in and of itself, shall not be subject to the indemnity set forth in this Section 6.14(b)) and any information (other than information provided by the Seller, the Company, the Subsidiaries of the Company and their respective Representatives and other than with respect to customary authorization letters)) utilized in connection therewith, except in the event such liabilities or losses arose out of or result from the Fraud, bad faith, gross negligence, willful misconduct or breach of this Agreement by the Seller, the Company, any of its Subsidiaries or any of their respective Representatives.

(c) Prior to the Closing, the Company shall, and shall cause each of its Subsidiaries and each of their respective Representatives to provide, such cooperation as may be reasonably requested by Buyer in connection with arranging, obtaining and syndicating the Debt Financing or any offering of Debt Securities as such term is defined in the Debt Commitment Letter as in effect on the date hereof (“Debt Securities”), including: (i) furnishing Buyer and the Financing Sources with information regarding the Company and its Subsidiaries reasonably requested by the Financing Sources and reasonably available to the Company (and updates thereto as reasonably requested by such Persons), including by providing information in response to due diligence requests of, and otherwise cooperating with the due diligence efforts of, Buyer and the Financing Sources, and executing customary authorization and management representation letters; (ii) assisting in the preparation of customary bank books, confidential information memoranda, lender and investor presentations, rating agency presentations and similar documents required by the Financing Sources in connection with the Debt Financing (including any Alternative Financing), including in the preparation of “public side” versions thereof; (iii) as promptly as reasonably practicable, providing Buyer and the Financing Sources already-existing information relating to the Company and its Subsidiaries (including its financial information) as may be reasonably requested by Buyer and customary to assist in preparation of the Offering Documents; (iv) assisting with the preparation of Offering Documents; (v) requesting and facilitating customary comfort letters from the Company’s independent auditors, and obtaining consents from the Company’s independent auditors with respect to the financial statements and financial information contemplated to be included in such Offering Documents; (vi) causing the management team of the Company with appropriate seniority and expertise, during normal business hours and after reasonable prior written notice, to participate in a reasonable number of meetings, presentations, drafting sessions, due diligence sessions and meetings with prospective lenders and other Financing Sources (including customary one-on-one meetings), investors and ratings agencies, including direct contact between Representatives of the Company and its Subsidiaries, on the one hand, and the Financing Sources, on the other hand; (vii) furnishing promptly, and in any event at least three Business Days prior to the Closing Date (and, to the extent requested, at least ten Business Days prior to the Closing Date) all documentation and other information under the Debt Commitment Letter in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001 and rules adopted by the Financial Crimes Enforcement Network of the U.S. Treasury Department, but in each case, solely as relating to the Company and its Subsidiaries; (viii) obtaining and executing and delivering customary evidence of authority, customary officer’s certificates, customary solvency certificates, and customary insurance certificates, in each case, as reasonably requested by Buyer and the Financing Sources (provided, however, that no officer of the Company or any of its Subsidiaries who is not remaining in such position following the Closing shall be obligated to execute any certificate or other document contemplated by this Section 6.14(c) in connection with the Debt Financing or Debt Securities); (ix) providing reasonable assistance in the preparation and execution of the definitive financing documents as may be reasonably requested by Buyer, including (A) the execution and delivery by the Company and its Subsidiaries, effective only upon the Closing, of any credit agreements, guarantees, pledge and security documents, other definitive financing documents or other certificates or documents contemplated by the Debt Financing or as reasonably requested by Buyer or any Financing Source, hedging agreements reasonably requested by the Buyer and otherwise facilitating the creation and perfection of the security interests in the collateral contemplated by the Debt Financing; and (B) obtaining customary payoff letters, lien terminations, and releases and other instruments of termination or discharge (including UCC-3 or equivalent financing statements) in respect of Debt of the Company and its Subsidiaries to be repaid, discharged and terminated at Closing (and evidence that notice of such repayment and lien release has been timely delivered) and using commercially reasonable efforts to obtain such consents, acknowledgements, authorizations, approvals and instruments reasonably requested by the Buyer to permit the consummation of the Debt Financing; and (x) furnishing to Buyer and the Financing Sources, as promptly as reasonably practicable, the Required Information. Notwithstanding anything to the contrary contained herein, this Section 6.14 shall not require the Company or any of its Subsidiaries or its and their respective Representatives to provide cooperation to the extent such cooperation would interfere unreasonably with the business or operations of the Company and its Subsidiaries. The Company consents, on behalf of itself and each of its Subsidiaries, to the reasonable use of the logos of the Company and its Subsidiaries in marketing materials for the Debt Financing and Debt Securities; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm or disparage Seller, the Company or any of the Subsidiaries of the Company or the reputation or goodwill thereof or otherwise adversely affect Seller, the Company or any of the Subsidiaries of the Company.

Buyer shall promptly, upon request by the Company, reimburse the Company for any documented reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company contemplated by this Section 6.14. All non-public, confidential or other Evaluation Material obtained by Buyer or its Representatives in connection with this Section 6.14 or otherwise in connection with the Debt Financing or Debt Securities shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that, notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, the Buyer and its Representatives may disclose any information subject to the Confidentiality Agreement to actual or prospective equity or debt investors, co-investors, Debt Financing Related Parties, rating agencies and, in each case, their respective Representatives (in each case, without any obligation on the part of any such Persons to comply with the terms of the Confidentiality Agreement) to the extent such recipients are made aware of the confidential nature of such information and, in the case of any actual or prospective Debt Financing Related Parties and rating agencies, such information is disseminated subject to the confidentiality obligations as contemplated by the Debt Commitment Letter or other customary confidentiality undertakings with respect to dissemination of such information to such Persons.

(d) Notwithstanding anything to the contrary contained herein, none of the Seller, the Company, or any Subsidiary of the Company (i) shall be required to pay any fee (including any commitment or other fee) in connection with the Debt Financing or offering of Debt Securities; (ii) shall be required to incur, and none of them shall have, any expense in connection with, or liability or obligation under, any loan agreement or any related document or any other agreement or document or contract related to the Debt Financing or Debt Securities prior to the Closing, in each case of the foregoing, other than in respect of expenses or liability reimbursable or indemnifiable pursuant to this Section 6.14 and provided nothing in this clause (d) shall relieve the Company’s obligations to execute and deliver the authorization and representation letters provided for herein; (iii) shall be required to adopt resolutions approving the contracts, agreements, documents and instruments pursuant to which the Debt Financing is obtained taking effect prior to the Closing; (iv) shall be required to execute any Definitive Financing Agreements, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing that would become operative prior to the Closing (other than the authorization and representation letters provided for herein), and no obligation of the Seller, the Company or any of the Subsidiaries of the Company under any document, agreement or any other contract relating to the Debt Financing or Debt Securities shall be operative unless and until the Closing occurs (provided, however, that no officer of the Company or any of its Subsidiaries who is not remaining in such position following the Closing shall be obligated to execute any certificate in connection with the Debt Financing or Debt Securities); (v) shall be required to take any action, based on the advice of its legal counsel, that would violate its Organizational Documents or any Laws or that would result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any Contract to which the Company or any of its Subsidiaries is a party; (vi) shall have any obligation to provide any information, the disclosure of which is prohibited or restricted under applicable Law or is legally privileged; provided that each of Seller, the Company and its Subsidiaries, as applicable, shall provide Buyer with a reasonably detailed description and summary of the information not provided and cooperate in good faith to design and implement alternative disclosure arrangements to enable the provision of such information in a manner that does not violate law or result in the loss of any legal privilege; (vii) shall be required to deliver any audited or pro forma financial statements (other than the Required Information, if any) or, except as expressly set forth in Section 6.14, other financial statements to the extent not produced by the Company and/or any of its Subsidiaries in the Ordinary Course of Business; (viii) shall be required to deliver or obtain opinions of internal or external counsel; or (ix) shall be required to waive or amend any terms of this Agreement or any other Contract that they are a party to except as expressly contemplated by this Agreement.

(e) Buyer acknowledges and agrees (i) that Buyer’s obligations hereunder are not conditioned in any manner whatsoever upon Buyer consummating the Debt Financing and (ii) that neither the obtaining of the Debt Financing (including, if applicable, any Alternative Financing), nor the completion of any issuance of Debt Securities or other debt or securities contemplated by the Debt Financing (including, if applicable, any Alternative Financing) is a condition to the Closing.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligation of Each Party. The respective obligation of each Party to consummate the Closing shall be subject to the satisfaction or (to the extent permitted by applicable Law) waiver by each Party on or prior to the Closing Date of each of the following conditions:

(a) the waiting periods (including any extensions thereof) and any other obligations or requirements applicable to the Contemplated Transactions under the HSR Act shall have expired, terminated, been obtained or been complied with, as applicable, or early termination thereunder shall have been granted; and

(b) no applicable Order or Law shall be in effect that would prohibit or make illegal the consummation of any of the Contemplated Transactions.

Section 7.02 Conditions to Obligation of Buyer. In addition to the conditions set forth in Section 7.01, the obligation of Buyer to consummate the Closing shall be subject to the satisfaction, or (to the extent permitted by applicable Law) waiver by Buyer on or prior to the Closing Date, of each of the following further conditions:

(a) (i)(A) the Seller Fundamental Representations shall be true and correct in all material respects as of the Closing Date as if made on such date, except to the extent such Seller Fundamental Representations speak as of an earlier date (in which case such Seller Fundamental Representations shall be true and correct in all material respects on and as of such earlier date); and (B) the representations and warranties of Seller set forth in Article IV (other than the Seller Fundamental Representations), excluding, for purposes of this clause (i)(B), any limitation or qualification as to materiality or, “Seller Material Adverse Effect” or similar standards or qualifiers, shall be true and correct as of the Closing Date as if made on such date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except, for purposes of this clause (i)(B), for any breaches of such representations and warranties that would not reasonably be expected, individually or in the aggregate, to have a Seller Material Adverse Effect; and (ii)(A) the Company Fundamental Representations shall be true and correct in all material respects as of the Closing Date as if made on such date (except to the extent such Company Fundamental Representations speak as of an earlier date, in which case such Company Fundamental Representations shall be true and correct in all material respects on and as of such earlier date); and (B) the representations and warranties of the Company set forth in Article III (other than Company Fundamental Representations), excluding, for purposes of this clause (ii)(B), any limitation or qualification as to materiality, “Company Material Adverse Effect” or similar standards or qualifiers, shall be true and correct as of the Closing Date as if made on such date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except, for purposes of this clause (ii)(B), for any breaches of such representations and warranties that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect;

(b) Each of Seller and the Company shall have performed and complied with, in all material respects, all of its covenants and obligations under this Agreement required to be performed and complied with by it as of or prior to the Closing;

(c) Buyer shall have received a Certification by an authorized signatory of each of: (i) the Company that certifies as to the satisfaction of the conditions set forth in Section 7.02(a)(ii) and, solely with respect to the Company, Section 7.02(b) (the “Company Closing Certificate”) and (ii) Seller that certifies as to the satisfaction by Seller of the conditions set forth in Section 7.02(a)(i) and, solely with respect to Seller, Section 7.02(b) (the “Seller Closing Certificate”); and

(d) Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

Section 7.03 Conditions to Obligation of Seller. In addition to the conditions set forth in Section 7.01, the obligation of Seller to consummate the Closing shall be subject to the satisfaction, or (to the extent permitted by applicable Law) waiver by Seller, on or prior to the Closing Date, of each of the following further conditions:

(a) (i) the Buyer Fundamental Representations shall be true and correct in all material respects as of the Closing Date as if made on such date, except to the extent such Buyer Fundamental Representations speak as of an earlier date (in which case such Buyer Fundamental Representations shall be true and correct in all material respects on and as of such earlier date), and (ii) the representations and warranties of Buyer set forth in Article V (other than the Buyer Fundamental Representations), excluding for purposes of this clause (ii) any limitation or qualification as to materiality, “Buyer Material Adverse Effect” or similar standards or qualifiers, shall be true and correct as of the Closing Date as if made on such date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except, for purposes of this clause (ii), for any breaches of such representations and warranties that would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect;

(b) Buyer shall have performed and complied with, in all material respects, all of its covenants and obligations under this Agreement required to be performed and complied with by it as of or prior to the Closing; and

(c) Seller shall have received a Certification by an authorized signatory of Buyer that certifies as to the satisfaction of the conditions set forth in Section 7.03(a) and Section 7.03(b) (the “Buyer Closing Certificate”).

Section 7.04 Failure or Waiver of Conditions. Neither Buyer nor Seller may rely on the failure of any condition to its obligations to consummate the Closing set forth in Section 7.01, Section 7.02 or Section 7.03, as the case may be, to be satisfied if such failure was proximately caused by such Party’s or its Affiliates’ breach of this Agreement. All conditions to the Closing shall be deemed to have been satisfied or waived following the Closing.

ARTICLE VIII

TERMINATION

Section 8.01 Grounds for Termination. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing Date:

(a) by the mutual written agreement of Seller and Buyer;

(b) by Buyer or Seller if:

(i) the Closing has not occurred on or prior to April 4, 2022 (the “Termination Date”); provided that if the Closing has not occurred by the Termination Date solely due to a failure of any condition set forth in Section 7.01(a) to be satisfied as of such date, Buyer shall have the right to extend the Termination Date for an additional period of up to 30 days after the Termination Date (such extended date, the “Extended Termination Date”); provided, further, that if the Closing has not occurred by the Extended Termination Date solely due to a failure of any condition set forth in Section 7.01(a) to be satisfied as of such date, Buyer shall have the right to extend the Extended Termination Date for an additional period of up to 30 days after the Extended Termination Date; provided, further, that the right to terminate pursuant to this Section 8.01(b)(i) shall not be available to any Party if such failure of the Closing to occur was principally caused by the failure of such Party (including, in the case of Seller, the Company) to perform or comply, in any material respect, with any of its obligations hereunder; or

(ii) there shall be in effect a final, non-appealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions (it being agreed that the Parties shall promptly appeal any adverse determination which is appealable and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any Party if such Order was proximately caused by the failure of such Party to perform or comply with any of its obligations under this Agreement;

(c) by Buyer if there has been a breach or inaccuracy of, or failure to perform or comply with by Seller or the Company of, any representation, warranty, covenant or agreement of Seller or the Company set forth in this Agreement and the effect of such breach, inaccuracy or failure would be to cause a condition to Buyer’s obligation to consummate the Closing set forth in Section 7.01 or Section 7.02 not to be capable of being satisfied, and such breach is not cured prior to the earlier of (i) 30 days after receiving written notice of such breach, inaccuracy or failure from Buyer; and (ii) the Termination Date (as such date may be extended in accordance with Section 8.01(b)(i)); provided, however, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to Buyer at any time Seller has the right to terminate this Agreement under Section 8.01(d);

(d) by Seller if there has been a breach or inaccuracy of, or failure to perform or comply with by Buyer of, any representation, warranty, covenant or agreement of Buyer set forth in this Agreement and the effect of such breach, inaccuracy or failure would be to cause a condition to Seller’s obligation to consummate the Closing set forth in Section 7.01 or Section 7.03 not to be capable of being satisfied, and such breach is not cured prior to the earlier of (i) 30 days after receiving written notice of such breach, inaccuracy or failure from Seller; and (ii) the Termination Date (as such date may be extended in accordance with Section 8.01(b)(i)); provided, however, that the right to terminate this Agreement under this Section 8.01(d) shall not be available to Seller at any time Buyer has the right to terminate this Agreement under Section 8.01(c); or

(e) by Seller, at any time after the time the Closing was required to have occurred in accordance with Section 2.03, if (i) all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied (other than those conditions that by their terms are to be satisfied by deliveries at the Closing, each of which is capable of being satisfied at the Closing); (ii) Seller has irrevocably given notice to Buyer in writing that the conditions in Section 7.03 have been satisfied or will be waived, and that Seller is ready, willing and able to consummate the Closing; and (iii) Buyer failed to consummate the Closing on or prior to the later of (A) the date the Closing should have occurred under Section 2.03, pursuant to, and on the terms and subject to the conditions set forth therein, and (b) the second Business Day following receipt by Buyer of the notice referred to in clause (ii) above.

Section 8.02 Procedure and Effect of Termination. In the event of the termination and abandonment of this Agreement by Seller or Buyer pursuant to Section 8.01 (other than in the case of a termination pursuant to Section 8.01(a)), written notice thereof shall forthwith be given to Seller or Buyer, as applicable. If this Agreement is terminated and the Contemplated Transactions are abandoned as provided herein (a) each Party shall redeliver or destroy all documents, work papers and other material of any other Party relating to the Contemplated Transactions, whether so obtained before or after the execution hereof, to the Party furnishing the same; (b) all confidential information received by any Party with respect to the business of any other Party or any of its Affiliates shall be treated in accordance with the provisions of the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with its terms; and (c) all filings, applications and other submissions made to any Person, including any Governmental Authority, in connection with the Contemplated Transactions shall, to the extent practicable, be withdrawn from such Person.

Section 8.03 Effect of Termination. If this Agreement is terminated and the Contemplated Transactions are abandoned in accordance with Section 8.01, this Agreement shall become void and of no further force and effect (other than Section 6.10, Section 8.02, this Section 8.03 and Article IX, each of which shall survive the termination of this Agreement and be enforceable by the Parties and, for the avoidance of doubt, the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein), and, subject to Section 8.04, there shall be no liability or obligation on the part of any Party to any other Party, except for intentional and willful breaches of this Agreement or Fraud, in each case, prior to the time of such termination. Nothing in this Article VIII shall be deemed to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

Section 8.04 Buyer Termination Fee.

(a) If this Agreement is validly terminated: (i) by Seller pursuant to Section 8.01(d) or Section 8.01(e), (ii) by Seller or Buyer pursuant to any other subsection of Section 8.01, and at the time of such termination, the conditions set forth in Section 8.01(d) or Section 8.01(e) shall have been satisfied, or (iii) by Seller or Buyer pursuant to Section 8.01(b)(i), and at the time of such termination, the condition set forth in Section 7.01(a) has not been satisfied, then promptly, but in no event later than five Business Days after the date of such termination, Buyer shall pay to Seller a termination fee, without offset or reduction of any kind, equal to $82,500,000, by wire transfer of immediately available funds to one or more accounts designated in writing by Seller (the “Buyer Termination Fee”). In no event shall Buyer be required to pay the Buyer Termination Fee on more than one occasion hereunder.

(b) Subject to the further provisions of this Section 8.04(b) (and related provisions thereto), if Buyer is required to, and does, pay the Buyer Termination Fee pursuant to Section 8.04(a), the right to receive, and the receipt of, the Buyer Termination Fee by Seller in full from Buyer pursuant to Section 8.04(a) (together with any amounts payable pursuant to Section 8.04(c)) shall be the sole and exclusive remedy of Seller and the Company of any kind whatsoever against Buyer, its Affiliates and the Financing Sources and each of their respective Related Parties for any damages suffered by Seller or the Company as a result of the failure of the Closing to occur or for any breach or failure to perform hereunder or under the other Transaction Documents or the Definitive Financing Agreement, or any inaccuracy of any representation or warranty or otherwise in connection with the Agreement or the Contemplated Transactions, and none of Buyer, its Affiliates or the Financing Sources or any of their respective Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the other Transaction Documents, the Definitive Financing Agreement or the Contemplated Transactions; provided, however, that nothing in this Section 8.04 shall limit Buyer’s indemnification obligations or the ability of Seller to recover reimbursement for costs and expenses, in each case, to the extent expressly provided in Section 6.14 and no such indemnification nor reimbursement shall reduce the amount of the Buyer Termination Fee. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall Seller be entitled to seek or obtain any recovery or judgment arising out of, or related to, any breach of this

Agreement or Buyer’s failure to consummate the Closing in excess of the Buyer Termination Fee (provided, however, that Seller shall still be entitled to indemnification and reimbursement for costs and expenses, in each case, to the extent expressly provided in Section 6.14) against any of Buyer, its Affiliates, the Financing Sources or any of their respective Related Parties or any of their respective assets. For the avoidance of doubt, while Seller may pursue both a grant of specific performance under Section 9.14 and the payment of the Buyer Termination Fee under this Section 8.04, in no event shall Seller be entitled to both (i) the payment of the Buyer Termination Fee and (ii) the grant of specific performance of Buyer’s obligation to consummate the Closing. For the avoidance of doubt, nothing in this Section 8.04 shall affect, or be deemed to affect, the provisions of Section 9.15, Section 9.20 or Section 9.21.

(c) If Buyer fails to pay the Buyer Termination Fee when due pursuant to Section 8.04(a), (i) Buyer shall additionally pay to Seller interest on the amount of the Buyer Termination Fee from the date such payment was required to be made until the date of payment at the prime rate (as published in the Wall Street Journal) in effect on the date such payment was required to be made and (ii) if, in order to obtain such payment, Seller commences a suit that results in a judgment against Buyer, Buyer shall reimburse Seller for its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit.

(d) The Parties hereby acknowledge and agree that: (i) the agreements contained in this Section 8.04 are an integral part of the Contemplated Transactions, and that, without these agreements, the Parties would not enter into this Agreement; and (ii) the Buyer Termination Fee payable to Seller by Buyer pursuant to Section 8.04(a) is not a penalty, but is liquidated damages in a reasonable amount that shall compensate Seller for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance upon this Agreement and on the expectation of the consummation of the Contemplated Transactions, and for the loss suffered by reason of the failure of such consummation, which amount would otherwise be uncertain and incapable of accurate determination.

ARTICLE IX

MISCELLANEOUS

Section 9.01 No Survival of Representations and Warranties; Surviving Covenants. No representation, warranty, covenant or other agreement contained in this Agreement or in any instrument or certificate delivered by any Party at Closing will survive the Closing or termination of this Agreement, and no Party shall have any liability to the other Party after the Closing for any breach thereof, except for covenants and agreements that contemplate performance after the Closing or after the termination of this Agreement or otherwise expressly by their terms survive the Closing or termination of this Agreement, each of which will survive in accordance with its terms; provided that, for the avoidance of doubt, nothing in this Section 9.01 shall impair a Party’s rights under Section 8.03 in the event this Agreement has been validly terminated, and another Party intentionally and willfully breached this Agreement or committed Fraud prior to the time of such termination.

Section 9.02 Notices. All notices, consents and other communications hereunder shall be in writing; shall be deemed to have been duly given (x) when delivered if delivered by hand, by Federal Express or a similar overnight courier or via email; or (y) when delivered if sent by a nationally recognized overnight courier (receipt requested); and shall be sent to the following addresses or email addresses (or at such other address or email address for a Party as shall be specified by like notice; provided, however, that any notice of change of email address shall be effective only upon receipt):

(a) if to Seller or, prior to the Closing, the Company, to:

c/o Veritas Capital Fund Management, L.L.C.

9 West 57th Street, 32nd Floor

New York, New York 10019

Attn: Daniel Sugar

Email: dsugar@veritascapital.com

with copy (which shall not constitute notice) to:

Milbank LLP

55 Hudson Yards

New York, New York 10001

Attn: Rick Presutti

Email: rpresutti@milbank.com

(b) if to Buyer or, following the Closing, the Company, to:

Huntington Ingalls Industries, Inc.

4101 Washington Avenue

Newport News, Virginia 23607

Attn: Chief Legal Officer

Email: OfficeoftheGeneralCounsel@hii-co.com

with a copy (which shall not constitute notice) to:

Jones Day

250 Vesey Street

New York, New York 10281

Attn:    Robert A. Profusek

            Dotun O. Obadina

Email: raprofusek@jonesday.com

            dobadina@jonesday.com

Section 9.03 Amendments; Waivers. Any provision of this Agreement may be amended or modified only by a written instrument signed by each Party. No waiver hereunder shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any Party of a breach of or a default under any provision of this Agreement, nor the failure by any Party, on one or more occasions, to enforce any provision of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any such provision, right or privilege hereunder. Notwithstanding anything to the contrary herein, the last sentence of this Section 9.03, Section 8.04, Section 9.08(d), Section 9.11, Section 9.12 and Section 9.21 (and any provision or definition of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that is adverse to any Financing Source without the prior written consent of such Financing Source.

Section 9.04 Disclosure Letter and Buyer Disclosure Letter References. The disclosure of any matter in any Section of the Disclosure Letter or the Buyer Disclosure Letter, as applicable, shall be deemed to be a disclosure for all Sections of the Disclosure Letter or the Buyer Disclosure Letter, as applicable, to which it is reasonably apparent on its face that such information applies to such other Section without review of any other document, but shall expressly not be deemed to constitute an admission or indication by Seller, the Company or Buyer, as applicable, or to otherwise imply, that any such matter is material for the purposes of this Agreement. No disclosure in a Section of the Disclosure Letter or the Buyer Disclosure Letter, as applicable, shall be deemed to constitute an acknowledgment that any such matter is required to be disclosed. No disclosure in any Section of the Disclosure Letter or the Buyer Disclosure Letter, as applicable, relating to a possible breach or violation of any Contract or Law shall be construed as an admission or indication that breach or violation exists or has actually occurred. The disclosure of any matter in any Section of the Disclosure Letter or the Buyer Disclosure Letter, as applicable, is not to be treated as constituting or implying any representation, warranty, assurance or undertaking by a Party not expressly set forth in this Agreement or as adding to or extending the scope of any of a Party’s representations or warranties set forth in this Agreement. Any capitalized terms used in the Disclosure Letter or the Buyer Disclosure Letter but not otherwise defined therein shall be defined as set forth in this Agreement.

Section 9.05 R&W Policy.

(a) Buyer shall provide to Seller promptly after receipt thereof, a true, correct and complete copy of the executed binder agreement for the representation and warranty insurance policy relating to the Contemplated Transactions (the “R&W Policy”). Upon execution, the binder agreement for the R&W Policy will be in full force and effect and will be a legal, valid, binding and enforceable obligation of Buyer, and to the Knowledge of Buyer, the insurer(s) party thereto, subject to the Enforceability Exceptions. The R&W Policy shall expressly provide that (i) the insurer has no subrogation rights, and will not pursue any claim against Seller or its Related Parties, and (ii) Seller is a third party beneficiary of the insurer’s promise to not pursue claims against Seller or its Related Parties, except, in the case of each of clauses (i) and (ii), for claims of Fraud.

(b) Buyer and its Affiliates shall not amend or waive the R&W Policy in any manner actually prejudicial to Seller that would allow the insurer thereunder or any other Person to subrogate or otherwise bring any Proceeding against Seller or its Related Parties, if applicable, of any of the foregoing based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, except, in each case, for claims of Fraud.

Section 9.06 Expenses. Except as otherwise set forth in this Agreement, all costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement, the Contemplated Transactions and the consummation of the Contemplated Transactions, including any advisor fees and expenses, whether or not the Contemplated Transactions are consummated, shall be paid by the Person incurring such cost or expense; provided that, for the avoidance of doubt, nothing in this Section 9.06 shall impair a Party’s rights under Section 8.03 in the event this Agreement has been validly terminated.

Section 9.07 Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any purported assignment without such consent shall be null and void ab initio. Notwithstanding the foregoing, Buyer shall have the right to assign all or certain provisions of this Agreement, or any interest herein, and may delegate any duty or obligation hereunder, without the consent of Seller and the Company, to any Affiliate of Buyer (unless doing so would restrict or delay the consummation of the Contemplated Transactions); provided that, no such assignment or delegation shall relieve Buyer of any of its obligations hereunder.

Section 9.08 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement shall be construed, performed and enforced in accordance with the Laws of the State of Delaware (without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction) as to all matters, including matters of validity, construction, effect, performance and remedies; provided, however, that the adjudication of any action or claim of any kind or nature, whether at law or equity, in contract, in tort or otherwise, against any Debt Financing Related Party in connection with this Agreement, the Debt Financing, the Contemplated Transactions or the transactions contemplated by the Debt Financing shall be governed by and in accordance with the laws of the State of New York (without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

(b) Each of the Parties irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder (other than with respect to any dispute arising under Section 2.06, which shall be governed by the procedure specified therein), or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery within the State of Delaware (or if the Delaware Court of Chancery declines to accept jurisdiction over such Proceeding, any other court of the State of Delaware located in the City of Wilmington, State of Delaware, or the United States District Court for the District of Delaware). Each of the Parties hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Proceeding relating to this Agreement or the Contemplated Transactions in any court other than the aforesaid courts.

(c) Subject to the provisions of Section 2.06 (which shall govern any dispute arising thereunder), each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve in accordance with Section 9.02; (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any Proceeding commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) such Proceeding in such court is brought in an inconvenient forum; (B) the venue of such Proceeding is improper; or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(d) Notwithstanding the foregoing provisions of this Section 9.08(d), the Parties agree (i) that any action or claim, cross-claim, suit or proceeding of any kind or nature, whether at law or equity, in contract, in tort or otherwise involving or against any Debt Financing Related Parties in connection with this Agreement, the Debt Commitment Letter or the performance of services thereunder, the Debt Financing, the Contemplated Transactions or the transactions contemplated by the Debt Financing shall be brought exclusively in any New York state or federal court located in the Borough of Manhattan within the City of New York, (ii) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action or any such claim, cross-claim, suit or proceeding in any such court and (iii) that any such action or any such claim, cross-claim, suit or proceeding shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to the conflicts of law rules of such State that would result in the application of the laws of any other state). Each of the Parties hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Proceeding relating to this Agreement, the Debt Financing, the Contemplated Transactions or the transactions contemplated by the Debt Commitment Letter in any court other than the aforesaid courts

(e) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.08(e) AND EXECUTED BY EACH PARTY). THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OTHER AGREEMENTS OR DOCUMENTS RELATING TO THE CONTEMPLATED TRANSACTIONS. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of the Contemplated Transactions, including contract claims, tort claims, breach-of-duty claims and all other common law and statutory claims. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

(f) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (III) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN SECTION 9.08(e) AND THIS SECTION 9.08(f).

Section 9.09 Parties in Interest; Relationship of the Parties. This Agreement will be binding upon, inure solely to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns, except to the extent otherwise provided in Section 9.11. The Parties agree that this is an arm’s-length transaction in which the Parties’ undertakings and obligations are limited to the performance of their obligations under this Agreement. Buyer acknowledges that it is a sophisticated investor and that it has only a contractual relationship with Seller and the Company, based solely on the terms of this Agreement, the other Transaction Documents and the Confidentiality Agreement, and that, except for reliance on the representations and warranties expressly set forth in Article III and Article IV, there is no special relationship of trust or reliance between Seller and the Company, on the one hand, and Buyer, on the other hand.

Section 9.10 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. In the event that any signature to this Agreement is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by each other Party. Until and unless each Party has received a counterpart hereof signed by each other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 9.11 Third-Party Beneficiaries. Except as otherwise provided herein with respect to the Covered Persons, the representations, warranties and agreements of the Parties contained herein are intended solely for the benefit of the Party to whom such representations, warranties or agreements are made, and shall confer no rights hereunder, whether legal or equitable, in any other Person, and no other Person shall be entitled to rely thereon; provided, however, that the Parties specifically acknowledge and agree that (a) the provisions of Section 6.07 are intended to be for the benefit of, and shall be enforceable by, the

Covered Persons; (b) the provisions of Section 9.20 are intended to be for the benefit of, and shall be enforceable by, each Seller Releasee and each Buyer Releasee, as applicable; (c) the provisions of Section 9.19 are intended to be for the benefit of, and shall be enforceable by, each of Milbank and Covington; and (d) the last sentence of Section 9.03 and the provisions of Section 8.04, Section 9.08(d), this Section 9.11, Section 9.12 and Section 9.21 are intended to be for the benefit of, and shall be enforceable by, the Financing Sources.

Section 9.12 Entire Agreement. This Agreement (including the other Transaction Documents and the other documents and instruments referred to herein and therein), the Confidentiality Agreement, the Disclosure Letter and the Buyer Disclosure Letter set forth the entire agreement and understanding of the Parties in respect of the Contemplated Transactions and supersede all prior discussions, negotiations, agreements, arrangements and understandings, whether oral or written, relating to the subject matter hereof and thereof. There are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement, the other Transaction Documents or in the Confidentiality Agreement.

Section 9.13 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Contemplated Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.14 Specific Performance.

(a) Each Party acknowledges and agrees that irreparable injury to the other Parties would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that such injury would not be adequately compensable in damages because of the difficulty of ascertaining the amount of damages that would be suffered in the event that this Agreement were breached. It is accordingly agreed that, subject to Section 9.14(b), each Party shall be entitled, in addition to any other remedy to which it is entitled at law or in equity, to seek specific enforcement of, and injunctive relief, without proof of actual damages, to prevent any breach or violation of, the terms of this Agreement and the other Transaction Documents, and the other Parties shall not take action, directly or indirectly, in opposition to the Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(b) Until such time as Buyer pays and Seller accepts the Buyer Termination Fee, the remedies available to Seller pursuant to this Section 9.14 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit Seller from, in the alternative, seeking to terminate this Agreement and collect the Buyer Termination Fee under Section 8.04 (subject to the provisions thereof). Notwithstanding anything to the contrary set forth in this Agreement, prior to the valid termination of this Agreement pursuant to Section 8.01, Seller shall only be entitled to specific performance or injunctive relief with respect to Buyer’s obligations to consummate the Closing, if the Debt Financing has funded, or will be funded at the Closing. For the avoidance of doubt, while Seller may pursue both a grant of specific performance under this Section 9.14 to specifically enforce Buyer’s obligation to consummate the Closing and the payment of the Buyer Termination Fee pursuant to Section 8.04, under no circumstances shall Seller be permitted or entitled to receive both a grant of specific performance of such obligations and payment of the Buyer Termination Fee.

Section 9.15 Non-Recourse. Except in the case of Fraud, no past, present or future director, officer, employee, incorporator, agent, attorney or representative of any Party or any of their respective Affiliates shall be deemed to (a) have made any representations or warranties, or entered into any covenants or agreements, in connection with the Contemplated Transactions; or (b) have any personal liability to the other Parties for any obligations or liabilities under this Agreement or any other Transaction Document (except to the extent it is a party to such Transaction Document) for any claim based on, in respect of, or by reason of, the Contemplated Transactions. It is further understood that any Certification contemplated by this Agreement and executed by an officer or other representative of a Party shall be deemed to have been delivered only in such officer’s or representative’s capacity as an officer or representative, as applicable, of such Party (and not in his or her individual capacity) and shall not entitle any Party to assert a claim against such officer or representative in his or her individual capacity, except in the case of Fraud.

Section 9.16 No Set-Off. The obligation of Buyer to pay to Seller the Purchase Price and any other payments hereunder, or under any agreements entered into in connection with the Contemplated Transactions, shall not be subject to any right of set-off against any of Seller’s obligations whatsoever, and Buyer hereby irrevocably waives any and all such rights.

Section 9.17 Inconsistencies with Other Agreements. In the event of any inconsistency between the provisions in the body of this Agreement and those in the other Transaction Documents referred to herein, the provisions in the body of this Agreement will prevail and govern.

Section 9.18 Obligations of the Company and Buyer. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Buyer to take any action, such requirement shall be deemed to include an undertaking on the part of Buyer to cause such Subsidiary to take such action.

Section 9.19 Conflicts and Privilege.

(a) Each Party acknowledges and agrees that each of Milbank and Covington has acted as counsel for Seller, and may have acted as counsel for its Affiliates (including the Company and its Subsidiaries), in connection with this Agreement and the Contemplated Transactions (the “Acquisition Engagement”).

(b) Each Party acknowledges and agrees that all confidential communications between Seller and its Affiliates (including the Company and its Subsidiaries), on the one hand, and Milbank or Covington, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to Seller and its Affiliates (other than, following the Closing, the Company and its Subsidiaries), and shall not pass to or be claimed, held, or used by Buyer or any of its Affiliates (including, following the Closing, the Company and its Subsidiaries) upon or after the Closing. Accordingly, Buyer shall not have access to any such communications, or to the files of Milbank or Covington relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Milbank or Covington in respect of the Acquisition Engagement constitute property of the client, only Seller and its Affiliates (other than, following the Closing, the Company and its Subsidiaries) shall hold such property rights; and (ii) Milbank or Covington, as the case may be, shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or any of its Affiliates (including, following the Closing, the Company and its Subsidiaries) by reason of any attorney-client relationship between Milbank or Covington, on the one hand, and the Company or any of its Subsidiaries, on the other hand, or otherwise. If and to the extent that, at any time subsequent to the Closing, Buyer or any of its Affiliates (including, following the Closing, the Company or any of its Subsidiaries) shall have the right to assert or waive any attorney-client privilege with respect to any communication between Seller or any of its Affiliates (including, prior to the Closing, the Company and its Subsidiaries), on the one hand, and Milbank or Covington (as the case may be), on the other hand, that occurred at any time prior to the Closing, Buyer, on behalf of itself and its Affiliates (including, following the Closing, the Company and its Subsidiaries), shall be entitled to waive such privilege only with the prior written consent of Seller. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or any of its Affiliates (including, following the Closing, the Company and its Subsidiaries), on the one hand, and a Third Party (other than, for the avoidance of doubt, Seller or any of its Affiliates), after the Closing, Buyer or any of its Affiliates (including, following the Closing, the Company and its Subsidiaries) may assert the attorney-client privilege to prevent disclosure of attorney-client communications or files to such Third Party.

(c) Each Party acknowledges and agrees that Milbank and Covington may continue to represent Seller and its Affiliates (other than, following the Closing, the Company and its Subsidiaries) in future matters. Accordingly, Buyer, on behalf of itself and its Affiliates (including, following the Closing, the Company and its Subsidiaries), expressly (i) consents to Milbank’s and Covington’s representation of Seller and its Affiliates (other than, following the Closing, the Company and its Subsidiaries) in any matter, including any post-Closing matter in which the interests of Buyer or any of its Affiliates (including, following the Closing, the Company and its Subsidiaries), on the one hand, and Seller and its Affiliates (other than, following the Closing, the Company and its Subsidiaries), on the other hand, are adverse, including any matter relating to the Contemplated Transactions, and whether or not such matter is one in which Milbank or Covington, as the case may be, may have previously advised Seller or any of its Affiliates (including the Company and its Subsidiaries); and (ii) consents to the disclosure by Milbank and Covington to Seller and its Affiliates (other than, following the Closing, the Company and its Subsidiaries) of any information learned by Milbank or Covington, as the case may be, in the course of its representation of Seller and its Affiliates (including the Company and its Subsidiaries), whether or not such information is subject to attorney-client privilege, attorney work product protection, or Milbank’s or Covington’s duty of confidentiality.

(d) Buyer and its Affiliates (including, following the Closing, the Company and its Subsidiaries) shall not have any attorney-client relationship with Milbank or Covington from and after the Closing, unless and to the extent Milbank or Covington, as the case may be, is specifically engaged in writing by Buyer or its Affiliates (including, following the Closing, the Company and its Subsidiaries) to represent such Person after the Closing. Any such representation by Milbank or Covington after the Closing shall not affect the foregoing provisions hereof.

Section 9.20 Releases.

(a) Effective as of the Closing, Buyer, for itself, the Company, each Subsidiary of the Company, each such Person’s respective Affiliates and each such Person’s respective successors, assigns, executors, heirs, officers, directors, managers, partners and employees (each, a “Buyer Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, Proceedings and causes of action of whatever kind or nature, whether known or unknown, that any of the Buyer Releasors has, might have or might assert now or in the future, against Seller, any of its Affiliates, its and their respective successors, assigns, officers, directors, managers, partners and employees or any such Person’s respective heirs or executors (in each case in their capacity as such) (each, a “Seller Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing; provided, however, that nothing contained in this Section 9.20(a) shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any Person to the extent arising out of (i) the Transaction Documents or any other agreement delivered or required to be delivered pursuant hereto or (ii) any existing business relationship unrelated to the Contemplated Transactions between any Seller Releasee on the one hand, and any Buyer Releasor on the other hand. The foregoing release shall not apply to any claim arising pursuant to, or any claim alleging, Fraud or willful intentional breach of the Agreement. Buyer shall, and shall cause the Company and its Subsidiaries to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any legal proceeding of any kind against a Seller Releasee based upon any matter released pursuant to this Section 9.20(a).

(b) Effective as of the Closing, Seller, for itself, and its Affiliates and each such Person’s respective successors, assigns, executors, heirs, officers, directors, managers, partners and employees (each, a “Seller Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, Proceedings and causes of action of whatever kind or nature, whether known or unknown, that any of the Seller Releasors has, might have or might assert now or in the future, against Buyer, the Company, each of Buyer’s and the Company’s respective Subsidiaries, each such Person’s respective Affiliates and any of their respective successors, assigns, officers, directors, managers, partners and employees or any such Person’s respective heirs or executors (in each case in their capacity as such) (each, a “Buyer Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing; provided, however, that nothing contained in this Section 9.20(b) shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any Person to the extent arising out of (i) the Transaction Documents or any other agreement delivered or required to be delivered pursuant hereto or (ii) any existing business relationship unrelated to the Contemplated Transactions between any Buyer Releasee on the one hand, and any Seller Releasor on the other hand. The foregoing release shall not apply to any claim arising pursuant to, or any claim alleging, Fraud or willful intentional breach of the Agreement. Seller shall refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any legal proceeding of any kind against a Buyer Releasee based upon any matter released pursuant to this Section 9.20(b).

Section 9.21 No Recourse to Debt Financing Related Parties. Each of Seller and the Company agree, on behalf of themselves and their respective Affiliates and each of their and their respective Affiliates’ respective former, current or future members, stockholders, controlling Persons, agents and Representatives (collectively, the “Seller Parties”) that the Debt Financing Related Parties shall not have any liability or obligation, of any kind or nature, whether at law or in equity, in contract, in tort or otherwise, to the Seller Parties in connection with the Debt Financing or in any way relating to this Agreement, the Debt Commitment Letter, the Definitive Financing Agreements or the Contemplated Transactions, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including in respect of any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the Debt Financing contemplated thereby. Notwithstanding the foregoing, nothing in this Section 9.21 shall in any way limit or modify the rights and obligations of Buyer, the Company or Seller under this Agreement or any Financing Source’s obligations to Buyer under the Debt Commitment Letter or other similar arrangement related to the Debt Financing or any Alternative Financing.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:

ALION HOLDINGS LLC

By:
Name:
Title:

THE COMPANY:

ALION HOLDING CORP.

By:
Name:
Title:

BUYER:

HUNTINGTON INGALLS INDUSTRIES, INC.

By:
Name:
Title:

[Signature Page to the Stock Purchase Agreement]

EXHIBIT A

Accounting Principles

[See attached.]